Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

ICON NY HOLDINGS LLC,

IBG BORROWER LLC,

ICONIX BRAND GROUP, INC.,

DHX MEDIA LTD.,

AND

DHX SSP HOLDINGS LLC

DATED MAY 9, 2017

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(i)

5.6	Finders; Brokers	28
5.7	Investigation and Acknowledgment by Purchaser	29
5.8	Exclusivity of Representations	29

ARTICLE VI COVENANTS		29

6.1	Access to Information Concerning Properties and Records	29
6.2	Conduct of Sellers and the Businesses	30
6.3	Efforts to Close; Antitrust Laws	30
6.4	Public Announcements	31
6.5	Notification of Certain Matters	31
6.6	Post-Closing Access to Records and Personnel; Litigation Support	32
6.7	Tax Matters	33
6.8	Further Assurances	34
6.9	Audited Financials	34
6.10	Employee Matters	35
6.11	Financing	35
6.12	Copyright Termination and Re-Grants Process	37
6.13	Aged Accounts Receivable Credit	37
6.14	Efforts to Collect and Reporting	37
6.15	Payment to Wrong Party Following Closing	38
6.16	Transfer of Domain Name Registrations	38

ARTICLE VII CONDITIONS PRECEDENT		38

7.1	Conditions to the Obligations of Each Party	38
7.2	Conditions to the Obligations of Purchaser	39
7.3	Conditions to the Obligations of Sellers	39
7.4	Frustration of Closing Conditions	39

ARTICLE VIII INDEMNIFICATION; REMEDIES		39

8.1	General Indemnification by Sellers	39
8.2	Tax Indemnification by Sellers	40
8.3	Indemnification by Purchaser	40
8.4	Time Limitations	40
8.5	Limitations on Amount	40
8.6	Procedure for Indemnification — Third Party Claims	41
8.7	Adjustment to Purchase Price	42
8.8	Damages	42

ARTICLE IX TERMINATION		42

9.1	Termination Events	42
9.2	Effect of Termination	43
9.3	No Recourse to Debt Financing Source	43

ARTICLE X MISCELLANEOUS		44

10.1	Expenses	44
10.2	Extension; Waiver	44
10.3	Notices	44
10.4	Entire Agreement	45
10.5	Binding Effect; Benefit; Assignment	45
10.6	Amendment and Modification	45

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(ii)

10.7	Counterparts	45
10.8	Applicable Law	45
10.9	Severability	46
10.10	Specific Enforcement; Limitation on Damages	46
10.11	Waiver of Jury Trial	46
10.12	Release	47
10.13	Rules of Construction	47
10.14	Headings	47

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(iii)

EXHIBITS

Exhibit A	– Form of Release
Exhibit B	– Form of Transition Services Agreement
Exhibit C	– Allocation of Purchase Price Among Sellers
Exhibit D	– Notice of Termination of Grants of Transfer of Copyrights under Sections 203 and 304(c)
Exhibit E	– Agreement (Re-Grant of Rights Subject to Termination Notice)
Exhibit F	– Beagle Scouts Letter Agreement Assignment
Exhibit G	– Joinder Agreement
Exhibit H	– Parent Joinder Agreement
Exhibit I	– Interests Assignment and Assumption Agreement
Exhibit J	– Working Capital Calculation Template

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(iv)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated May 9, 2017 by and among Icon NY Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (“Peanuts Seller”), IBG Borrower LLC, a limited liability company organized under the Laws of the State of Delaware (“IBG Seller” and, together with Peanuts Seller, the “Sellers”, and each individually, a “Seller”), and, solely for purposes of Section 3.4 hereof, Iconix Brand Group, Inc., a corporation organized under the Laws of the State of Delaware (“Iconix”), on the one hand, and DHX SSP Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (“Purchaser”) and, solely for purposes of Section 3.3 hereof, DHX Media Ltd., a corporation organized under the Laws of Canada (“DHX”), on the other hand. Unless otherwise expressly provided to the contrary, all capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 1.1 of this Agreement.

W I T N E S S E T H:

WHEREAS, Peanuts Seller owns 80% of the issued and outstanding common units (the “Peanuts Interests”) of Peanuts Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (together with its wholly owned subsidiary, Peanuts Worldwide LLC, the “Company”), which is engaged in the Peanuts Business;

WHEREAS, IBG Seller owns all of the issued and outstanding membership interests (the “IBG Interests”) of IBGNYC LLC and IBGSCREEN, LLC, each a limited liability company organized under the Laws of the State of Delaware (together with IBGWGA LLC, a wholly owned subsidiary of IBGNYC LLC, the “IBG Companies”), each of which is engaged in the IBG Business;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the parties hereto desire that Purchaser purchase and Sellers sell or cause to be sold, transferred, conveyed and assigned to Purchaser, the Peanuts Interests and the IBG Interests on the Closing Date (the “Purchase”);

WHEREAS, it is the intention of the parties hereto that, upon consummation of the Purchase pursuant to this Agreement, Purchaser shall own 80% of the common units of Peanuts Holdings LLC and all of the outstanding membership interests of IBGNYC LLC and IBGSCREEN, LLC; and

WHEREAS, as a material inducement to Iconix and Sellers to enter into this Agreement, DHX is providing a guaranty in favor of Iconix and Sellers pursuant to which DHX is guaranteeing certain obligations of Purchaser including the payment of the Purchase Price.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1    Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“ABC Agreement” shall mean that certain Agreement, dated October 22, 2013, between American Broadcasting Companies, Inc., Peanuts Worldwide, LLC and Lee Mendelson Film Productions, Inc.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, provided that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aged Accounts Receivable” shall mean any accounts receivable of the Purchased Companies incurred in the ordinary course of business which have been outstanding for more than 120 days from the applicable due date pursuant to the relevant Contract.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Filings” shall mean all required filings under the HSR Act and all filings under other applicable Antitrust Laws required in order to consummate the transactions contemplated by this Agreement.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Balance Sheet” shall mean the unaudited proforma consolidated balance sheet of the Businesses as at December 31, 2016, as set forth in Section 4.5(a) of the Sellers Disclosure Letter.

“Base Purchase Price” shall mean an amount equal to [***].

“Beagle Scouts Consent” shall mean the Letter Agreement, dated as of May 9, 2017, by and between Iconix, Peanuts Seller, DHX, Purchaser, and Beagle Scouts LLC in which Beagle Scouts LLC, among other things, provides its consent to the transactions contemplated by this Agreement.

“Beagle Scouts Letter Agreement” shall mean that certain Letter Agreement, dated as of September 5, 2014, by and among Peanuts Seller, Iconix and Beagle Scouts LLC.

“Businesses” shall mean, together, (a) the Peanuts Business, and (b) the IBG Business.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Halifax, Nova Scotia.

“Closing Working Capital” shall mean Current Assets minus Current Liabilities, determined as of the close of business on the Closing Date. The Closing Working Capital can be represented by a positive or a negative number.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Nondisclosure and Restrictive Covenant Agreement, dated as of August 29, 2016, by and between Iconix and DHX.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

“Contract” shall mean any note, bond, mortgage, indenture, guaranty, license, franchise, agreement, contract, lease, commitment, promise or undertaking, and any amendments thereto.

“Copyright” shall mean, throughout the world, all registered and unregistered copyrights and registrations and applications to register the same, all extensions, renewals and reversions related thereto, and all design and database rights recognized by applicable Law, including moral rights of authors.

“Copyright Termination and Re-Grant Process” shall mean the processes under 17 U.S.C. Sections 203 and 304(c), and all related activities (including the termination of the Copyrights set forth on Exhibit A attached to Exhibit D to this Agreement), under which Purchaser has requested that the widow and all of the children of Charles M. Schulz send notice of termination of certain copyright grants previously given to the Purchased Companies, or their successors-in-interest, and that such individuals re-grant such rights to the Purchased Companies following the Closing. The Copyright Termination and Re-Grant Process includes the Termination Notice and Re-Grant Agreement, their legal and financial impact on the Peanuts Business, and all activities related to their drafting, execution, use, effectiveness, and enforceability.

“Current Assets” shall mean cash and cash equivalents, accounts receivable, prepaid expenses and deposits, but excluding any (i) deferred Tax assets, (ii) Aged Accounts Receivable (net of applicable reserves), (iii) Long-Term Receivables, including any current portion thereof, (iv) the portion of any prepaid expense or deposit of which Purchaser will not receive the benefit following Closing, (v) receivables from any of the Purchased Companies’ Affiliates, directors, employees, officers or equity holders, and any of their respective Affiliates, and (vi) the Pre-Closing Settled Amounts, in each case as determined with respect to the Businesses in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in preparing the Balance Sheet.

“Current Liabilities” shall mean accounts payable, accrued Taxes, accrued expenses and current deferred revenue, but excluding any (i) deferred Tax liabilities, (ii) Long-Term Payables, including any current portion thereof, (iii) payables to any of the Purchased Companies’ Affiliates, directors, employees, officers or equity holders, and any of their respective Affiliates, and (iv) the Pre-Closing Settled Amounts, in each case as determined with respect to the Businesses in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in preparing the Balance Sheet.

“Equity Interests” of any Person shall mean the shares, membership interests, partnership interests or other equity interests, as applicable, of such Person.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or Order.

“Governmental Entity” shall mean any United States or non-United States federal, national, state, territory, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), including any regulatory agency or authority, any securities exchange and any organization or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“IBG Business” shall mean the business of the IBG Companies as currently conducted by the IBG Companies of engaging actors and/or script writers, as applicable, in connection with the “Peanuts” feature film released in 2015 or the production of other original content related to the Peanuts IP Assets.

“Intellectual Property” shall mean any and all intellectual property rights, including rights in or with respect to (including remedies against infringement thereof and rights of protection of interest therein under the law of all jurisdictions) any and all of the following: (a) utility and design patents; (b) Trademarks, slogans, design rights (and design registrations) and brand names and other indicia of origin, whether registered or unregistered, and all associated goodwill; (c) Copyrights; (d) social network site handles; and (e) all registrations and applications for, and all extensions, renewals and reversions of, any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any statute, law, constitution, treaty, ordinance, policy, rule or regulation of any Governmental Entity, any common law principle or doctrine and all judicial interpretations thereof.

“Liabilities” shall mean any and all indebtedness, liabilities and obligations of any nature, whether accrued or fixed, known or unknown, absolute or contingent, liquidated or unliquidated, matured or unmatured or determined or determinable.

“License Agreements” shall mean all Contracts pursuant to which a Purchased Company licenses all or any part of the Peanuts IP Assets to another Person.

“Licensed Peanuts Assets” shall mean all Intellectual Property that is used in the Businesses and that is licensed to any of the Purchased Companies or any of their Subsidiaries by any other Person.

“Liens” shall mean any liens, security interests, claims, easements, mortgages, charges, pledges, indentures, deeds of trust, rights of way, encroachments or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property (both tangible and intangible) or irregularities in title thereto, including any title retention device, conditional sale or other security arrangement or collateral assignment.

“Long-Term Payables” shall mean amounts reflected as “Long Term Liability – ABC” on the Balance Sheet.

“Long-Term Receivables” shall mean amounts owed to the Peanuts Business under the ABC Contract.

“Material Adverse Effect” shall mean any change, effect, event, development, fact, condition, circumstance, or occurrence (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Businesses, taken as a whole, or on the ability of a Person to consummate or perform the Purchase in accordance with the terms of this Agreement, provided

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

that no Effect resulting from any of the following shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred:

(a)    general economic or political conditions in the United States or in any other country or region in the world in which the Businesses are operated;

(b)    conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Businesses are operated, including (i) interest rates in the United States or any other country or region in the world in which the Businesses are operated, and exchange rates for the currencies of any such countries, and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which the Businesses are operated;

(c)    any changes or prospective changes after the date hereof to applicable Laws or interpretations thereof by any Governmental Entity, or to any applicable accounting rules (or interpretations thereof);

(d)    the announcement of this Agreement and the transactions contemplated hereby or any communication by Purchaser of its plans or intentions with respect to the Businesses or any portion thereof;

(e)    the pendency or consummation of the transactions contemplated by this Agreement or any actions or inactions by Purchaser or Sellers or any of their respective Subsidiaries taken or omitted in accordance with this Agreement;

(f)    any natural or man-made disaster or any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening thereof in such countries or regions;

(g)    any action taken or not taken at the request, or with the written consent or waiver, of Purchaser; or

(h)    any matter disclosed in the Sellers Disclosure Letter or in the SEC Reports;

provided that with respect to clauses (a), (b), (c) and (f), to the extent that such Effects do not have a materially disproportionate impact on the Businesses, taken as a whole, relative to other companies in the industries in which the Businesses are operated.

“Order” shall mean any award, judgment, order, injunction, decree, decision, subpoena, writ, permit or license of any Governmental Entity or any arbitrator.

“Owned IP Assets” shall mean the Intellectual Property owned by the Purchased Companies.

“Peanuts Business” shall mean the business of the Company, as currently conducted, of owning, exploiting, promoting, advertising and licensing the Peanuts IP Assets, but excludes the Charles M. Schulz Museum and properties and facilities on or around, and related to, the Charles M. Schulz Museum and Snoopy’s Gallery and Gift Shop (including snoopygift.com and snoopystore.com) located in Santa Rosa, California, and the Snoopy Museum located in Tokyo, Japan.

“Peanuts IP Assets” shall mean all Intellectual Property primarily relating to the “PEANUTS” brand, and the characters, cartoons, comics, comic strips, drawings, artwork, graphics, animation, plots, storylines, dialogues, settings, themes and backgrounds associated with that brand, that is owned by any Purchased Company or any of its Subsidiaries, including any of the foregoing that are Owned IP Assets, together with the Licensed Peanuts Assets.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

“Peanuts Operating Agreement” shall mean that certain Operating Agreement by and among Peanuts Holdings LLC, Beagle Scouts LLC, Icon NY Holdings LLC, Iconix and certain individuals listed on Schedule A thereto, dated as of June 3, 2010 (as amended).

“Permits” shall mean all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities.

“Permitted Liens” shall mean (a) statutory Liens or other Liens arising in the ordinary course of business (including by operation of law) securing payments not yet due, including mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens, (b) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty and Liens for Taxes which are being contested in good faith and by appropriate proceedings, (c) Liens set forth in Section 1.1(b) of the Sellers Disclosure Letter, (d) all Material Contracts, (e) any other licenses granted in any Intellectual Property and any Lien or other restriction on use arising under the terms of any Contract concerning Intellectual Property to which any Purchased Company is a party, which do not, individually or in the aggregate, result in material costs or liabilities to the Businesses, taken as a whole, and all restrictions on the transfer or ownership of Intellectual Property arising as a matter of Law, (f) the Copyright Termination and Re-Grant Process, (g) all restrictions and encumbrances resulting from filing or recordation requirements concerning the transfer or ownership of Intellectual Property which do not materially impair or limit or have a Material Adverse Effect on the use of the subject Intellectual Property, and (h) Liens created by this Agreement or in connection with the transactions contemplated hereby, or by the actions of Purchaser or its Affiliates.

“Person” shall mean and include any individual, company, partnership, limited partnership, limited liability partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, proprietorship, group or Governmental Entity.

“Post-Closing Period” shall mean all taxable years or other taxable periods that begin after the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period beginning after the Closing Date.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on or before the Closing Date.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Purchased Companies” shall mean the IBG Companies, the Company and Peanuts Worldwide K.K., a corporation formed under the laws of Japan, and each individually, a “Purchased Company”.

“Re-Grant Agreement” shall mean an Agreement for the re-grant of copyrights subject to the Termination Notice in the form attached hereto as Exhibit E.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, members, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

“Returns” shall mean any and all returns, reports, forms (including elections, declarations, statements, claims for refund, schedules, information returns or attachments thereto) and any other documents filed or required to be filed with a Taxing Authority with respect to Taxes, including any amendments thereto.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall mean all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) containing financial information regarding the Company and filed or furnished by Iconix with the SEC on or after January 1, 2015 (and for the purposes of Section 4.14 only, January 1, 2014), to the extent such items are publicly available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system prior to the date of this Agreement.

“Straddle Period” shall mean any taxable year or other taxable period beginning before and ending on or after the Closing Date.

“Strawberry Shortcake Transaction Agreement” shall mean that certain Membership Interest Purchase Agreement, dated as of the date hereof, by and between Iconix, IBG Seller and Purchaser (or an Affiliate of Purchaser) for the sale and purchase of Shortcake IP Holdings LLC.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation more than 50% of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a 50% Equity Interest.

“Target Working Capital” shall mean an amount equal to [***]; provided that if Purchaser, DHX and/or their Affiliates fail to consummate an Equity Issuance prior to the Closing Date for the purpose of funding a portion of the Purchase Price, then Target Working Capital shall mean an amount equal to [***].

“Tax” (or “Taxes”) shall mean (a) all taxes, assessments, charges, duties, fees, levies or other governmental charges imposed by a Taxing Authority, including all United States federal, state, territory, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, unclaimed property or escheat, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding, estimated and other taxes, assessments, charges, duties, fees, levies or other governmental charges imposed by any Taxing Authority of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), together with any penalties and interest and any additional amounts with respect thereto, (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period prior to the Closing, and (c) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of any express or implied obligation to indemnify any Person.

“Tax Contest” shall mean any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

“Taxing Authority” shall mean any Governmental Entity responsible for or having jurisdiction over the assessment, determination, collection, administration or imposition of Taxes.

“Termination Notice” shall mean a Notice of Termination of Grants of Transfer of Copyrights under 17 U.S.C. Sections 203 and 304(c) in the form attached hereto as Exhibit D.

“The 1950 Agreement” shall mean that certain agreement dated June 14, 1950, between United Feature Syndicate, Inc. and Charles M. Schulz, as amended, and assigned by United Feature Syndicate, Inc. to Peanuts Worldwide LLC pursuant to that certain Contribution and Assignment Agreement, dated June 3, 2010, between United Feature Syndicate, Inc. and Peanuts Worldwide LLC.

“The 1959 Agreement” shall mean that certain agreement dated October 1, 1959, between United Feature Syndicate, Inc. and Charles M. Schulz, as amended, and assigned by United Feature Syndicate, Inc. to Peanuts Worldwide LLC pursuant to that certain Contribution and Assignment Agreement, dated June 3, 2010, between United Feature Syndicate, Inc. and Peanuts Worldwide LLC.

“The 1979 Agreement” shall mean that certain agreement dated September 1, 1979, among United Feature Syndicate, Inc., Charles M. Schulz, and the trustees of the Schulz Family Renewal Copyright Trust, as amended, and assigned by United Feature Syndicate, Inc. to Peanuts Worldwide LLC pursuant to that certain Contribution and Assignment Agreement, dated June 3, 2010, between United Feature Syndicate, Inc. and Peanuts Worldwide LLC.

“Third Party” shall mean any Person other than Sellers, Purchaser or any of their respective Affiliates.

“Trademarks” shall mean, throughout the world, all trademarks, service marks, logos, trade names, Internet domain name registrations, together with goodwill, registrations and applications relating to the foregoing, all extensions, renewals and reversion related thereto, common law trademarks and service marks and trade dress.

“Working Capital Deficiency” shall mean the amount, if any, by which (a) the sum of the Closing Working Capital, as set forth on the Closing Date Statement, as modified as a result of the resolution of any disputed items determined pursuant to Section 3.2(b)(ii) plus the “Closing Working Capital” determined under the Strawberry Shortcake Transaction Agreement, is less than (b) the Estimated Working Capital.

“Working Capital Excess” shall mean the amount, if any, by which (a) the sum of the Closing Working Capital, as set forth on the Closing Date Statement, as modified as a result of the resolution of any disputed items determined pursuant to Section 3.2(b)(ii) plus the “Closing Working Capital” determined under the Strawberry Shortcake Transaction Agreement, is greater than (b) the Estimated Working Capital.

1.2    Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below.

Defined Term	Section
Accountants	3.2(b)(ii)
Agreement	Preamble
Allocation	3.5
Alternative Financing	6.11(b)
Alternative Financing Commitment Letter	6.11(b)
Applicable Parties	9.3
Balance Sheet Date	4.5(c)

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Basket	8.5(b)
Beagle Scouts Letter Agreement Assignment	2.2(b)(viii)
Business Accounts Receivable	4.18
Business Employee	4.16(b)(i)
Cap	8.5(c)
Closing	2.2(a)
Closing Adjustment	3.2(a)(ii)
Closing Date	2.2(a)
Closing Date Statement	3.2(b)(i)
Company	Recitals
Damages	8.1
Debt Commitment Letter	5.4(b)
Debt Financing	5.4(b)
Debt Financing Documents	6.11(a)
Debt Financing Proceeds	5.4(b)
Debt Financing Source	5.4(b)
Designated Reps	8.4
DHX	Preamble
End Date	9.1(b)(ii)
Equity Issuance	6.11(a)
ERISA	4.16(a)
Extension Conditions	2.2(a)
Estimated Working Capital	3.2(a)(i)
Financial Statements	4.5(a)
Final Determination	8.7
Flow-Through Returns	6.7(b)(i)
Fundamental Reps	8.4
IBG Companies	Recitals
IBG Interests	Recitals
IBG Seller	Preamble
Iconix	Preamble
Interests Assignment	2.2(b)(i)
Joinder Agreement	2.2(b)(ix)
Knowledge of the Purchaser	1.5
Knowledge of the Sellers	1.5
Material Contract	4.11(a)
Misdirected Payment	6.15
Non-Flow-Through Returns	6.7(b)(ii)
Parent Joinder Agreement	2.2(b)(x)
Peanuts Interests	Recitals
Peanuts Seller	Preamble
Pre-Closing Settled Amounts	3.2(c)
Purchase	Recitals
Purchase Price	3.1
Purchaser	Preamble
Purchaser Disclosure Letter	Article V
Purchaser Indemnified Persons	8.1
Releasee	10.12
Releasor	10.12
Seller Indemnified Persons	8.3
Seller Software	4.13(j)

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Seller Tax Matter	6.7(b)(iii)
Sellers	Preamble
Sellers Disclosure Letter	Article IV
Tax Ruling	4.12(h)
Transfer Taxes	6.7(a)
Transition Services Agreement	2.2(b)(vii)

1.3    Construction. In this Agreement, unless the context otherwise requires:

(a)    references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail, provided that the sender complies with the provisions of Section 10.3);

(b)    the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser or its Representatives, material that has been posted, retained and thereby made available to Purchaser or its Representatives through any on-line “virtual data room” established by Sellers or any of their Representatives);

(c)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)    references to Articles, Sections, Sections of the Sellers Disclosure Letter, Sections of the Purchaser Disclosure Letter, Exhibits, the Preamble and Recitals are references to articles, sections, exhibits, the preamble and recitals of this Agreement, and the disclosure letters delivered with respect to this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement, the Sellers Disclosure Letter and the Purchaser Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)    references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(f)    the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g)    this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h)    “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(i)    references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

1.4    Exhibits and the Disclosure Letters. The Exhibits, the Sellers Disclosure Letter and the Purchaser Disclosure Letter are incorporated into and form an integral part of this Agreement.

1.5    Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Sellers” or

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

words of similar import, it shall mean the actual knowledge of the individuals set forth in Section 1.5 of the Sellers Disclosure Letter, after reasonable inquiry. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Purchaser” or words of similar import, it shall mean the actual knowledge of the individuals set forth in Section 1.5 of the Purchaser Disclosure Letter, after reasonable inquiry. For purposes of this Section 1.5, the “reasonable inquiry” of a designated individual need not include inquiries made to unaffiliated third parties.

ARTICLE II

SALE OF INTERESTS; CLOSING

2.1    Sale of Interests. On the terms and subject to the conditions of this Agreement, Purchaser agrees to purchase from Sellers, and Sellers agree to sell, convey, transfer, assign and deliver to Purchaser, at the Closing, Sellers’ right, title and interest to the Peanuts Interests and IBG Interests (as applicable), free and clear of any Liens (except for restrictions arising under applicable federal, state or foreign securities Laws and, in the case of the Peanuts Interests, for restrictions on transfer set forth in the Peanuts Operating Agreement).

2.2    Closing; Closing Deliverables.

(a)    Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Purchase (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York, 10020-1095, as soon as practicable, but in any event not later than two (2) Business Days after the last of the conditions set forth in Article VII is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”. If, however, (x) the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (y) Purchaser has been using its commercially reasonable best efforts to consummate the Purchase and the Debt Financing, and (z) notwithstanding such efforts, Purchaser has not been able to consummate the Debt Financing prior to the Closing Date (subsections (x), (y), and (z), collectively, the “Extension Conditions”), then by no later than one (1) Business Day after the last of the conditions set forth in Article VII is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), Purchaser may request that the Closing Date be adjourned to a date no later than July 7, 2017, in which case the Closing Date shall be amended accordingly to be such date or such other time, date or place as the parties hereto shall agree in writing (it being understood that under no circumstances shall the Closing occur later than July 7, 2017 if the conditions set forth in Article VII have been satisfied or waived at any time prior to July 7, 2017). Notwithstanding any provision to the contrary contained herein, if Purchaser adjourns the original Closing Date in accordance with the terms hereof, any failure of any of the conditions to Closing set forth in Section 7.2(b) to no longer be satisfied at any time on or after the original Closing Date shall not entitle Purchaser to fail to close on or prior to the amended Closing Date (it being understood that Purchaser shall be required to close on or prior to the amended Closing Date as if the failure of any such conditions to Closing had not occurred).

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(b)    At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

(i)    a duly executed assignment and assumption agreement transferring all right, title and interest in and to the Peanuts Interests and IBG Interests to Purchaser, in the form attached hereto as Exhibit I (“Interests Assignment”);

(ii)    written releases, in form and substance reasonably satisfactory to Purchaser, evidencing the release of all Liens with respect to the Peanuts Interests and the IBG Interests;

(iii)    confirmation, in form and substance reasonably satisfactory to Purchaser, evidencing the satisfaction of the Pre-Closing Settled Amounts;

(iv)    a certificate signed by an authorized officer of the applicable Seller, dated as of the Closing Date, confirming the matters set forth in Sections 7.2(a) and 7.2(b);

(v)    a certificate of the Secretary or an Assistant Secretary (or of another Person responsible for the duties typically performed by a Secretary) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the members, managers or other governing body of such Seller, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect;

(vi)    a release, duly executed by each Seller, in the form attached hereto as Exhibit A;

(vii)    a duly executed transition services agreement (the “Transition Services Agreement”), in the form attached hereto as Exhibit B;

(viii)    a duly executed assignment and assumption agreement (the “Beagle Scouts Letter Agreement Assignment”) for the assignment of the Beagle Scouts Letter Agreement to Purchaser, in the form attached hereto as Exhibit F;

(ix)    a duly executed joinder for Peanuts Holdings LLC (“Joinder Agreement”), in the form attached hereto as Exhibit G;

(x)     a duly executed parent joinder for Peanuts Holdings LLC (“Parent Joinder Agreement”), in the form attached hereto as Exhibit H;

(xi)    a non-foreign person affidavit from each Seller, dated as of the Closing Date, pursuant to Section 1445 of the Code provided that the failure to deliver such non-foreign person affidavit shall not be a condition to Closing under Section 7.2 of this Agreement and Purchaser’s sole remedy in the event a Seller fails to deliver such affidavit shall be to make a proper withholding of Tax to the extent required by Section 1445 of the Code; and

(xii)    resignations of each of the members of the board of directors or equivalent governing body, and each of the officers of the Purchased Companies.

(c)    At the Closing, Purchaser shall deliver or cause to be delivered to the applicable Seller:

(i)    the Purchase Price, pursuant to Section 3.1;

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(ii)    a duly executed counterpart signature page to the Transition Services Agreement;

(iii)    a duly executed counterpart signature page to the Beagle Scouts Letter Agreement Assignment;

(iv)    a duly executed counterpart signature page to the Joinder Agreement;

(v)    a duly executed counterpart signature page to the Parent Joinder Agreement;

(vi)    a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Sections 7.3(a) and 7.3(b); and

(vii)    a duly executed counterpart signature page to the Interests Assignment.

ARTICLE III

PURCHASE PRICE

3.1    Purchase Price; Delivery of Funds. At the Closing, in full consideration for the sale and transfer by Sellers of the Peanuts Interests and IBG Interests, Purchaser shall pay to Sellers an amount equal to (a) the Base Purchase Price; (b) plus or minus any Closing Adjustment as defined in and determined in accordance with Section 3.2(a) (such amounts referred to in clauses (a) and (b) of this Section 3.1, as adjusted for any Working Capital Excess or Working Capital Deficiency, as the case may be, in each case as defined in and determined in accordance with Section 3.2(b), the “Purchase Price”). The Purchase Price shall be allocated between each Seller as set forth on Exhibit C, and shall be made by wire transfer of immediately available funds to one or more accounts that have been designated by Sellers in writing to Purchaser at least two (2) Business Days prior to the Closing.

3.2    Working Capital Adjustment.

(a)    Closing Adjustment.

(i)    Peanuts Seller shall prepare and deliver to Purchaser, at least five (5) Business Days prior to the Closing Date, a written notice setting forth Peanuts Seller’s good faith estimate of the Closing Working Capital (the “Estimated Working Capital”), which notice shall contain an estimated balance sheet of the Peanuts Business as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of the Estimated Working Capital. The calculation of the Estimated Working Capital shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies, procedures, classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end and calculated in the manner set forth in the template attached hereto as Exhibit J.

(ii)    The Base Purchase Price shall be adjusted at Closing by an amount equal to (A) the sum of the Estimated Working Capital plus the Estimated Working Capital determined under the Strawberry Shortcake Transaction Agreement minus (B) the Target Working Capital (the “Closing Adjustment”). If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount by which the Target Working Capital exceeds the Estimated Working Capital.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(b)    Post-Closing Adjustment.

(i)    Purchaser shall prepare and deliver to Peanuts Seller within ninety (90) calendar days following the Closing Date a statement setting forth its calculation of the Closing Working Capital, which statement shall contain a balance sheet of the Peanuts Business as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of the Closing Working Capital (the “Closing Date Statement”). The Closing Date Statement shall be prepared using the same accounting methods, practices, principles, policies, procedures, classifications, judgments and valuation and estimation methodologies that were used to calculate the Estimated Working Capital and calculated in the manner set forth in the template attached hereto as Exhibit J.

(ii)    If Peanuts Seller does not notify Purchaser in writing within forty-five (45) calendar days after Peanuts Seller’s receipt of the Closing Date Statement that it disputes any of the information or calculations provided to Peanuts Seller in the Closing Date Statement, the Closing Date Statement shall be final and conclusive. If Peanuts Seller disagrees with any of the information or calculations provided by Purchaser in the Closing Date Statement, Peanuts Seller may, within forty-five (45) calendar days after delivery of such statement to it, deliver a written notice to Purchaser stating the existence and nature of such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Peanuts Seller disagrees. If such notice of disagreement is delivered, the parties shall use their reasonable best efforts to reach agreement on the disputed items or amounts within ten (10) Business Days after Purchaser’s receipt of such notice. If the parties are unable to reach agreement on the disputed items within such period, then the issues in dispute will be submitted to a mutually agreed firm of nationally recognized independent certified public accountants (the “Accountants”) for review and resolution, with instructions to complete the review as promptly as practicable. Each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The parties shall instruct the Accountants that their determination shall not result in a Closing Adjustment in an amount higher than the Closing Adjustment proposed by Peanuts Seller or an amount lower than the Closing Adjustment proposed by Purchaser. The resolution of the Accountants in accordance with the provisions of this Section 3.2 shall be conclusive and binding on the parties. Peanuts Seller and Purchaser shall each pay one-half of the fees and expenses charged by the Accountants.

(iii)    If there is a Working Capital Deficiency (as determined pursuant to Section 3.2(b)(ii)), on a net basis after taking into account the Closing Working Capital determined under the Strawberry Shortcake Transaction Agreement, Peanuts Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, the amount of such Working Capital Deficiency within five (5) Business Days after the final determination of the Closing Working Capital made in accordance with Section 3.2(b)(ii). If there is a Working Capital Excess (as determined pursuant to Section 3.2(b)(ii)), on a net basis after taking into account the Closing Working Capital determined under the Strawberry Shortcake Transaction Agreement, Purchaser shall pay to Peanuts Seller by wire transfer of immediately available funds to an account designated by Peanuts Seller, the amount of such Working Capital Excess within five (5) Business Days after the final determination of the Closing Working Capital made in accordance with Section 3.2(b)(ii).

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(c)    Satisfaction of Certain Amounts as of Closing. Effective as of immediately prior to the close of business on the Closing Date, Sellers shall satisfy or cause to be satisfied in full all of the following amounts reflected (or required to be reflected) on the Balance Sheet: (i) intercompany balances, (ii) amounts recorded as [***] (iii) amounts owing under the Peanuts Operating Agreement or any other Contract among Sellers or its Affiliates, on the one hand, and any Person affiliated with Charles M. Schulz or his successors, heirs or other representatives, on the other hand, for periods prior to Closing and (iv) long-term indebtedness (excluding Long-Term Payables) (collectively, the “Pre-Closing Settled Amounts”).

(d)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 3.2 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

3.3    DHX Parent Guaranty. DHX is the ultimate parent company with respect to Purchaser and has significant interest in ensuring that it and Purchaser receive the benefit of the terms of this Agreement. As an inducement to Sellers to enter into this Agreement, DHX has agreed to guarantee, and does hereby absolutely and unconditionally guarantee, the full and prompt performance of all obligations of Purchaser pursuant to Sections 3.1, 3.2, 5.4, 6.11, 6.13, 6.15, 8.3 and 10.10 of this Agreement and the Transition Services Agreement. Notwithstanding any provision to the contrary contained herein, under no circumstances shall the maximum amount payable by DHX hereunder exceed the amount of the Purchaser’s liability under this Agreement, which for the avoidance of doubt includes full payment of the Purchase Price, any Working Capital Excess and any fees and costs payable under the Transition Services Agreement.

3.4    Iconix Parent Guaranty. Iconix is the ultimate parent company with respect to each Seller and has significant interest in ensuring that it and each Seller receives the benefit of the terms of this Agreement. As an inducement to Purchaser to enter into this Agreement, Iconix has agreed to guarantee, and does hereby absolutely and unconditionally guarantee, the full and prompt performance of all payment obligations of Sellers pursuant to Sections 3.2, 8.1 and 8.2 of this Agreement. This is a guaranty of payment only, and not of performance of non-payment obligations. Notwithstanding any provision to the contrary contained herein, under no circumstances shall the maximum amount payable by Iconix hereunder exceed the amount of the Sellers’ liability under this Agreement.

3.5    Purchase Price Allocation. The Purchase Price shall be allocated for U.S. federal income tax purposes (and any similar provision of state, local, or foreign Law) among the assets of the Purchased Companies in sufficient detail so as to permit Sellers to determine whether and to what extent Section 751 of the Code applies to the Purchase and to enable Purchaser to determine any basis adjustments pursuant to Section 743 of the Code resulting from the Purchase. Purchaser shall prepare and deliver to Sellers the initial draft of the allocation within ten (10) Business Days following the Closing Date (the “Allocation”). If within thirty (30) days of receipt of the Allocation, any Seller notifies Purchaser that it objects to one or more items reflected on the Allocation, Sellers and Purchaser shall negotiate in good faith to resolve such dispute.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure letter delivered by Sellers to Purchaser (the “Sellers Disclosure Letter”) concurrently with the execution of this Agreement (it being agreed that any matter disclosed pursuant to any section of the Sellers Disclosure Letter shall be deemed disclosed for purposes

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

of any other section of the Sellers Disclosure Letter to the extent the applicability of the disclosure to such other section is reasonably apparent on the face of such disclosure), and except for the Copyright Termination and Re-Grant Process and the effect of such process on the Copyrights subject thereto (for which no representations or warranties are made and for which Iconix and Sellers shall have no responsibility or liability hereunder or otherwise), each Seller hereby represents and warrants, with respect to itself, to Purchaser as follows:

4.1    Due Organization, Good Standing. Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

4.2    Authorization; Noncontravention.

(a)    Each Seller has the requisite limited liability company power and authority, and has taken all limited liability company action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby, the consummation by each Seller of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary limited liability company, member or other action. This Agreement has been, and all other instruments and agreements to be executed and delivered by each Seller as contemplated hereby will be, duly executed and delivered by each Seller. Assuming that this Agreement and all such other instruments and agreements constitute valid and binding obligations of Purchaser and each other Person (other than Sellers) party thereto, this Agreement and all such other instruments and agreements constitute valid and binding obligations of each Seller enforceable against such Person in accordance with the terms thereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

(b)    The execution and delivery of this Agreement and all other instruments and agreements to be delivered by each Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or bylaws or similar governance documents of each Seller or the Purchased Companies, in each case as amended to the date of this Agreement, (ii) subject to receipt of the consents, approvals, authorizations, declarations, filings and notices set forth in Section 4.2(b) and Section 4.6 of the Sellers Disclosure Letter, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Material Contract or (iii) subject to (x) the applicable requirements of the HSR Act and any other applicable Antitrust Laws and (y) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.2(b) and Section 4.6 of the Sellers Disclosure Letter, contravene any Law or any Order applicable to any Seller or the Purchased Companies, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3    Title to Peanuts Interests and IBG Interests. Except as set forth in Section 4.3 of the Sellers Disclosure Letter, Peanuts Seller has good and valid title to the Peanuts Interests and IBG Seller has good and valid title to the IBG Interests, in each case, free and clear of all Liens (except for restrictions arising under applicable federal, state or foreign securities Laws and, in the case of the Peanuts Interests, for restrictions on transfer set forth in the Peanuts Operating Agreement).

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

4.4    Purchased Companies; Capitalization.

(a)    Each of the Purchased Companies is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware (or, in the case of Peanuts Worldwide K.K., a corporation duly formed, validly existing and in good standing (or the equivalent thereof) under the Laws of Japan) and has all requisite limited liability company or other requisite power and authority to own, lease and operate such Purchased Company’s properties and assets and to carry on such Purchased Company’s business as now being conducted. Each of the Purchased Companies is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by such Purchased Company or the nature of the business conducted by such Purchased Company makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.4(a) of the Sellers Disclosure Letter, the Purchased Companies do not own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

(b)    The issued and outstanding Equity Interests of each of the Purchased Companies (including the holders thereof) is set forth in Section 4.4(b) of the Sellers Disclosure Letter. All of the Peanuts Interests and IBG Interests have been duly authorized and validly issued and, to the extent such concepts are applicable thereto, are fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive or similar rights. There are no outstanding options, warrants or other rights to purchase, or any authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of or other Equity Interests or voting securities in, any Purchased Company. No Purchased Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of any Purchased Company on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other Equity Interests or voting securities in, any Purchased Company.

4.5    Financial Statements; Undisclosed Liabilities.

(a)    The unaudited proforma consolidated balance sheet of the Businesses as of December 31, 2014 and December 31, 2015, and the related unaudited proforma consolidated statements of earnings for the two years ended December 31, 2015, and the Balance Sheet, and the related unaudited proforma consolidated statements of earnings for the 12 months then ended, are set forth in Section 4.5(a) of the Sellers Disclosure Letter (collectively, the “Financial Statements”).

(b)    The Financial Statements have been prepared from books and records maintained by Sellers in accordance with GAAP. The Financial Statements fairly present, in all material respects, the consolidated financial position of the Businesses, taken as whole, at the applicable balance sheet dates indicated, and the results of operations of the Businesses, taken as a whole, for the applicable periods then ended.

(c)    Except (i) as set forth in Section 4.5(c) of the Sellers Disclosure Letter, (ii) for liabilities not material in amount or reflected or reserved against in the Financial Statements, (iii) for liabilities (including accounts payable and accrued expenses) incurred in the ordinary course of business since December 31, 2016 (the “Balance Sheet Date”) or included in Closing Working Capital, and (iv) for executory Liabilities arising under any Material Contract (other than as a result of a breach thereof), none of the Purchased Companies is subject to any liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise).

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

4.6    Consents and Approvals. Assuming all required Antitrust Filings are made and any waiting periods thereunder have been terminated or expired and any consents required thereunder have been obtained, except as set forth in Section 4.6 of the Sellers Disclosure Letter, no consent of or filing with any Governmental Entity must be obtained or made by any Seller in connection with the execution and delivery of this Agreement by any such Seller or the consummation by any Seller of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings which have been obtained or made or, if not made or obtained, have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.7    Title to Non-IP Assets. Except as set forth in Section 4.7 of the Sellers Disclosure Schedule, (a) the Purchased Companies, collectively, have good and valid title to, and/or a valid right to use, all of the assets of the Peanuts Business reflected in the Financial Statements or acquired after the Balance Sheet Date, other than the Peanuts IP Assets and assets sold or disposed of in the ordinary course of business since the Balance Sheet Date, and (b) no Affiliate of Sellers, other than the Purchased Companies, owns any Peanuts IP Assets.

4.8    Intentionally Omitted.

4.9    Litigation and Other Proceedings; Orders. (a) Except (x) as set forth in Section 4.9 of the Sellers Disclosure Letter or (y) as disclosed in the SEC Reports, and except with respect to any Proceedings related to intellectual property rights (addressed in Section 4.13 below), there is no Proceeding pending or, to the Knowledge of the Sellers, threatened:

(i)    that has been commenced by or against any Purchased Company which would, individually or in the aggregate, reasonably be expected to result in material costs or liabilities to the Businesses, taken as a whole; or

(ii)    against any Purchased Company or any Seller that challenges, or would reasonably be expected to prevent, materially delay, make illegal or otherwise materially interfere with, the Purchase.

(b)    Except (x) as set forth in Section 4.9 of the Sellers Disclosure Letter, (y) as disclosed in the SEC Reports, and except with respect to any Proceedings related to intellectual property rights (addressed in Section 4.13 below), there is no Proceeding pending or, to the Knowledge of the Sellers, threatened against, or any contingent liability with respect to, any officer, director, member, manager or employee (in which Proceeding involving an employee, one of the Purchased Companies is also a party) of any Purchased Company, or any of their respective successors or assigns, that would give rise to any right to indemnification by such Purchased Company which would, individually or in the aggregate, reasonably be expected to result in material costs or liabilities to the Businesses, taken as a whole.

(c)    Except (x) as set forth in Section 4.9 of the Sellers Disclosure Letter, or (y) as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except with respect to any Proceedings related to intellectual property rights (addressed in Section 4.13 below):

(i)    There is no Order to which any Purchased Company is subject; and

(ii)    No Seller is subject to any Order that relates to the Businesses.

4.10    Absence of Certain Changes and Events. Except as set forth in Section 4.10 of the Sellers Disclosure Letter or as contemplated by this Agreement, since the Balance Sheet Date, each

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Seller and the Purchased Companies have conducted the Businesses only in the ordinary course and there has not or have not been any:

(a)    liabilities (whether absolute, accrued or contingent and whether due or to become due) incurred by or with respect to the Businesses, except (i) as disclosed in Section 4.5(c) of the Sellers Disclosure Letter, (ii) executory Liabilities arising under any Material Contract entered into since the Balance Sheet Date (other than as a result of a breach thereof), (iii) as incurred in the ordinary course of business, or (iv) for liabilities not material in amount or reflected or reserved against in the Financial Statements;

(b)    damage to or destruction or loss of any material asset or material property owned or used by the Businesses, whether or not covered by insurance, other than in the ordinary course of business;

(c)    (i) termination prior to the expiration of its term, or receipt of written notice of termination prior to the expiration of its term, of any Material Contract, where such termination would reasonably be expected to result in material costs or liabilities to the Businesses, taken as a whole, or (ii) entry into, amendment or modification of or settlement or waiver of any rights under any Material Contract, other than in the ordinary course of business;

(d)    sale, assignment, exclusive license or transfer of any Owned IP Assets with a value to the Businesses in excess of [***];

(e)    (i) sale, lease or other disposition of any tangible property owned by or used in the conduct of the Businesses, or (ii) the imposition of any Lien, on any asset or property of the Businesses and owned by a Purchased Company, including the Owned IP Assets, except, in each case of (i) and (ii), for any such sale, lease, other disposition or Lien as has not had or would not, individually or in the aggregate, reasonably be expected to result in material costs or liabilities to the Businesses, taken as a whole;

(f)    cancellation, settlement or waiver of any claims or rights with a value to the Businesses in excess of [***];

(g)    material change in the accounting methods used by any Seller or Purchased Company in operating the Businesses or any material Tax election;

(h)    material increase by any Seller or Purchased Company of any salary or other compensation to any Business Employee (except in the ordinary course of business consistent with past practice) or entry into, or modification or amendment of, any employment, severance or similar Contract with any Business Employee;

(i)    adoption of, or material increase in the benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any Business Employee;

(j)    (i) acceleration of the collection of receivables or other amounts due from Third Parties or (ii) delay of the payment of any payables or other amounts owed to Third Parties, other than in the ordinary course of business consistent with past practice; or

(k)    agreement by any Seller or Purchased Company to do any of the foregoing.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

4.11    Material Contracts.

(a)    Section 4.11(a) of the Sellers Disclosure Letter contains a complete and accurate list, as of the date hereof, of the following Contracts (each Contract required to be set forth in Section 4.11(a) of the Sellers Disclosure Letter, a “Material Contract”) to which any of the Purchased Companies is a party:

(i)    each License Agreement providing for guaranteed payments by the licensee in excess of [***] in any of calendar years 2015 through 2017;

(ii)    each agent or similar agreement under which a Third Party has been granted the right to solicit License Agreements or syndication agreements for the Businesses;

(iii)    each license agreement, including any software license agreements, under which any Purchased Company is a licensee (other than “off-the-shelf” or other non-customized software or subscriptions generally commercially available for a license fee of no more than [***] per year);

(iv)    each Contract (other than License Agreements) providing for the sale, lease or other disposition at any time after the date hereof of tangible assets of the Businesses with a value in excess of [***];

(v)    each Contract relating to the Businesses that requires the expenditure of more than [***] by any Purchased Company in the aggregate after the date hereof;

(vi)    each written guaranty or other similar undertaking with respect to contractual performance granted by any Purchased Company or otherwise binding on the Businesses;

(vii)    each Contract granting a Third Party an exclusive license to rights in the Peanuts IP Assets, other than immaterial licenses; and

(viii)    each amendment, supplement or modification in respect of any of the foregoing.

(b)    Except as set forth in Section 4.11(b) of the Sellers Disclosure Letter and except for those Contracts that will, after the date hereof but prior to Closing, expire in accordance with their terms, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to creditors’ rights generally or by equitable principles or by any other laws of general application.

(c)    Except as set forth in Section 4.11(c) of the Sellers Disclosure Letter:

(i)    to the Knowledge of the Sellers, each Seller and Purchased Company is in compliance, in all material respects, with the terms and requirements of each Material Contract;

(ii)    to the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) does or would reasonably be expected to contravene, conflict with, or result in a violation or breach of, or gives or would give any other Person the right to declare a default under, or to accelerate the maturity or performance of, any Material Contract;

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(iii)    neither any Seller nor any Purchased Company has received from any Person, at any time since January 1, 2015, any written notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract that would be reasonably expected to result in material costs or liabilities to any Purchased Company;

(iv)    to the Knowledge of the Sellers, no party to any Material Contract in effect on the date hereof has given to any Purchased Company, and no Purchased Company has given, written notice of its intention to cancel, terminate or fail to renew any Material Contract; and

(v)    there are no renegotiations of, or attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to any Purchased Company under any current or completed Material Contract in effect on the date hereof with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made any written demand for such renegotiation.

(d)    No Purchased Company has entered into any Material Contract with respect to which the performance thereunder by any of them, acting alone or in connection with any other Person, or the payment or promise of any consideration thereunder, would violate any Law or Order.

4.12    Tax Matters. Except as set forth in Section 4.12 of the Sellers Disclosure Letter, or, in the case of subsections (b) to (i) below, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    Each Purchased Company and any Subsidiary of a Purchased Company (other than a Subsidiary of a Purchased Company that has been formed or organized under the laws of a Governmental Entity that is other than the District of Columbia or one of the states of the United States) has been classified either as a partnership or disregarded as an entity separate from its owner for United States federal income tax purposes since the date of formation or organization of each Purchased Company.

(b)    The Purchased Companies have filed all material Returns required to have been filed, which Returns are true, correct, and complete in all material respects and all such Returns disclose all Taxes required to be paid for the periods covered thereby. All Taxes due and owing by the Purchased Companies (whether or not shown on any Tax Return) have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Purchased Companies. The Purchased Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party. No claim has been made by a Governmental Entity in a jurisdiction where a Purchased Company does not file Returns that such Purchased Company is or may be subject to taxation by that jurisdiction.

(c)    The unpaid Taxes of the Purchased Companies (i) did not, as of the Balance Sheet Date, exceed the amount of Tax liability (but not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) will not exceed that amount as adjusted for the passage of time through the Closing Date and in connection with the consummation of the transactions contemplated hereunder, as determined in accordance with the past custom and practice of each of the Purchased Companies in filing their Returns.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(d)    With respect to the Purchased Companies for taxable periods ended on or after December 31, 2012, no Tax Returns have been audited or currently are the subject of audit. There is no dispute or claim concerning any Tax liability of the Purchased Companies claimed or raised in writing by any Governmental Entity. None of the Purchased Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except with respect to any waivers or extensions that have expired.

(e)    None of the Purchased Companies has been a United States real property holding corporation within the meaning of IRC §897(c)(2) during the applicable period specified in IRC §897(c)(1)(A)(ii). None of the Purchased Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than as a member of an affiliated group filing a consolidated federal income Tax Return, the common parent of which is Iconix); (ii) has any liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise, including liability in accordance with the provisions set forth in Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local, or foreign Tax law); or (iii) is a party to any Tax sharing, Tax allocation or other agreement pursuant to which it has liability for Taxes of another Person (other than an agreement the principal subject matter of which is not Taxes).

(f)    None of the Purchased Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)    “closing agreement” as described in IRC §7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii)    installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)    prepaid amount received on or prior to the Closing Date.

(g)    None of the Purchased Companies has distributed stock of another corporation or has had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by IRC §355 or IRC §361.

(h)    Sellers have made available to Purchaser prior to the date hereof true, correct and complete copies of all material Returns and examination reports and all statements of deficiencies relating to Taxes of the Purchased Companies for taxable periods ending on or after December 31, 2012. No Purchased Company has received any Tax Ruling that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term “Tax Ruling” shall mean written rulings of a Governmental Entity relating to Taxes. No power of attorney currently in force has been granted by the Purchased Companies concerning any Tax matter.

(i)    None of the Purchased Companies is or has been a party to any “listed transaction,” as defined in IRC §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(j)    The representations and warranties in this Section 4.12 are the sole and exclusive representations and warranties of Sellers concerning Tax matters of the Purchased Companies. Notwithstanding any provision in this Agreement to the contrary, Sellers make no representation as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that the Purchased Companies may have.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

4.13    Intellectual Property.

(a)    Section 4.13(a) of the Sellers Disclosure Letter sets forth an accurate and complete list of all registered Trademarks owned by any Purchased Company, and all pending applications that have been filed by any Purchased Company for the registration of Trademarks. With respect to such registered Trademarks (i) all registration, maintenance and renewal fees required by applicable Law to be paid prior to the date hereof have been paid, and (ii) all documents and certificates required by Law to be filed prior to the date hereof have been filed with the relevant trademark authorities for the purpose of maintaining such registered Trademarks. All registration agreements with respect to material Internet domain names that are included within the Owned IP Assets are in full force and effect.

(b)    Section 4.13(b) of the Sellers Disclosure Letter lists the registration numbers of all U.S. copyright registrations and renewals for the Owned IP Assets, including numbers of U.S. copyright registrations obtained for any animated television program or documentary included in the Owned IP Assets.

(c)    Except as set forth in Section 4.13(c) of the Sellers Disclosure Letter, and subject to Permitted Liens, the provisions of applicable Laws and Orders and the terms of The 1950 Agreement, The 1959 Agreement and The 1979 Agreement, (i) the Purchased Companies (A) own and possess all right, title and interest in and to the Owned IP Assets, and, (B) possess the right to use, pursuant to a license, sublicense or other legal rights, the Licensed Peanuts Assets, and (ii) the registered or issued Owned IP Assets are valid, subsisting, enforceable and in full force and effect. To the Knowledge of the Sellers, the current use by the Purchased Companies in the Businesses of the Peanuts IP Assets does not violate, infringe, or breach, and since January 1, 2014 has not violated, infringed, or breached, any Intellectual Property right of any Third Party.

(d)    Except as set forth in Section 4.13(d) of the Sellers Disclosure Letter, since January 1, 2013, no written claims have been received by any Purchased Company and, to the Knowledge of the Sellers, no verbal claims have been received, from any other Person to the effect that such Purchased Company’s use of the Peanuts IP Assets infringes, violates or breaches any Intellectual Property right, of such other Person, except for infringements, violations or breaches which, if proved, would not, individually or in the aggregate, reasonably be expected to result in material costs or liabilities to the Businesses, taken as a whole.

(e)    The Purchased Companies have taken commercially reasonable measures consistent with reasonable industry practice to enforce their respective Intellectual Property rights in and to the Peanuts IP Assets, and to the Knowledge of the Sellers, there is no infringement or violation of any of the Owned IP Assets by a Third Party which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)    Except as set forth in Section 4.13(f) of the Sellers Disclosure Letter, no Orders to which any Purchased Company is a party limit or restrict any Purchased Company’s use of the Peanuts IP Assets in the Businesses, except for Orders which, individually or in the aggregate, would not reasonably be expected to result in material costs or liabilities to, or have a Material Adverse Effect.

(g)    Except as set forth in Section 4.13(g) of the Sellers Disclosure Letter, the consummation of the Purchase will not (i) result in the loss or impairment of any rights to use any of the Peanuts IP Assets that any Purchased Company had in any of such Peanuts IP Assets immediately prior to the Closing Date or (ii) obligate Purchaser to pay any royalties or other amounts to any other Person in excess of the amounts that would have been payable by the Purchased Companies for the same use absent the consummation of the Purchase, except where such loss or impairment (in the case of clause (i)) or obligation to pay any royalties or other amounts (in the case of clause (ii)), would not, individually or in the aggregate, reasonably be expected to result in material costs or liabilities to, or have a Material Adverse Effect.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(h)    The Owned IP Assets are free and clear of all Liens, except (i) as provided under applicable Law, (ii) The 1950 Agreement, The 1959 Agreement or The 1979 Agreement, (iii) as set forth on Section 4.13(h) of the Sellers Disclosure Letter, (iv) Liens that do not interfere with the use or detract from the value of such Owned IP Assets, or (v) Permitted Liens.

(i)    Section 4.13(i) of the Sellers Disclosure Letter lists all of the characters associated with the “PEANUTS” brand.

(j)    Section 4.13(j) of the Sellers Disclosure Letter sets forth a complete and accurate list of all material software owned by any Purchased Company and used by such Purchased Company in the Businesses (“Seller Software”). Subject to provisions of applicable Law and except as set forth on Section 4.13(j) of the Sellers Disclosure Letter, the Purchased Companies are the sole and exclusive owners of all right and title and interest in and to the Seller Software, free and clear of Liens, other than Permitted Liens.

4.14    Compliance with Laws. The Purchased Companies hold all Governmental Authorizations necessary for the lawful conduct of the Businesses, and each such Governmental Authorization is valid and in full force and effect in all material respects. Except as disclosed in the SEC Reports, (a) no Purchased Company is in violation of any Governmental Authorizations or Law or Order, and (b) the Businesses are being and have been, since January 1, 2014, conducted in compliance in all material respects with all applicable Laws and Orders.

4.15    Finders; Brokers. Except as set forth on Section 4.15 of the Sellers Disclosure Letter, no agent, broker, Person or firm acting on behalf of the Purchased Companies, Sellers or any of their respective Affiliates is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

4.16    Employees.

(a)    None of the Purchased Companies maintains any deferred compensation, incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement; any severance or termination pay, medical, surgical, hospitalization, life insurance or other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); any profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); any employment, termination or severance agreement; and any other employee benefit plan, fund, program, agreement or arrangement. None of the Purchased Companies is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of IRC §280G (or any corresponding provision of state, local or non-U.S. Tax law). None of the Purchased Companies, nor any of their respective Subsidiaries, has, at any time within the last six (6) years, ever sponsored, maintained, participated in or had any obligation to contribute to (or been under common control with an employer which sponsored, maintained, participated in or contributed to), or otherwise has any liability with respect to, any “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the Purchased Companies, nor any of their respective Subsidiaries, has any liability for excise taxes under Code Section 4980H, nor, to the Knowledge of the Sellers, do any facts exist that would give rise to any such liability.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(b)    Section 4.16 of the Sellers Disclosure Letter contains:

(i)    a complete and accurate list, as of the date of this Agreement, of the following information for each Person who is either employed by a Purchased Company or employed by an Affiliate of a Purchased Company and whose services are allocated to the Businesses, including each such employee on leave of absence as indicated thereon (individually, a “Business Employee”): name; employment location; job title; current base salary and any 2017 target bonus; and hire date;

(ii)    a complete list of all written employment or severance agreements with any Business Employee; and

(iii)    a complete list of all union contracts, collective bargaining agreements or other similar labor agreements related to Business Employees.

(c)    There is not presently pending or existing, and to the Knowledge of the Sellers there is not threatened, with respect to any Business Employee, (i) any strike, slowdown, picketing, boycott or work stoppage; (ii) any organizing effort, question concerning representation, or application for certification of a collective bargaining agent; or (iii) any unfair labor practice.

(d)    No Proceeding in respect to any Business Employee is pending or, to the Knowledge of the Sellers, threatened by or on behalf of any past, present, or prospective Business Employee with respect to discrimination, harassment, wrongful termination, workers’ compensation, or any other Law or Order related to employment. To the Knowledge of the Sellers, there is no violation of any Contract with any Business Employee. Each Seller and each Purchased Company is in compliance in all material respects with all Laws and Orders related to Business Employees.

4.17    Certain Payments. Since January 1, 2014, none of the Purchased Companies or, to the Knowledge of the Sellers, any agent, employee or other Person associated with or acting for or on behalf of any of the Purchased Companies, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business for the Businesses, (ii) to pay for favorable treatment for business secured for the Businesses, or (iii) in violation of any Law or Order applicable to the Businesses, or (b) established or maintained any fund or asset owned or controlled by the Purchased Companies that has not been recorded in the books and records of the Purchased Companies.

4.18    Accounts Receivable. The accounts receivable that are reflected in the Financial Statements (collectively, the “Business Accounts Receivable”) include all accounts receivable for the Purchased Companies and represent estimates in U.S. dollars of earned royalty payments or fixed-amount advance and guaranteed royalty payments to be made to the Purchased Companies by licensees of the Businesses in the ordinary course consistent with past practice. Section 4.18 of the Sellers Disclosure Letter contains a list, complete and accurate in all material respects, of the Business Accounts Receivable as of the Balance Sheet Date, derived from the books and records of the Purchased Companies, consistent with past practice. The reserves for bad debt shown on the Financial Statements are, to the Knowledge of the Sellers, adequate and calculated consistently with past practice. All Business Accounts Receivable have arisen in the ordinary course of business consistent with past practice and are estimates of valid obligations due to the Purchased Companies arising out of bona fide Contracts or other arrangements between the Purchased Companies, on the one hand, and their respective counterparties, on the other hand.

4.19    Transactions with Affiliates. Except as described on Section 4.19 of the Sellers Disclosure Letter and for the services to be provided temporarily under the Transition Services

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Agreement, there are no services currently being provided to the Businesses by any Seller or any Affiliate of any Seller that are material to the Businesses, and no contracts that are currently in effect between or among the Purchased Companies and any Seller or any Affiliate of any Seller.

4.20    Insurance.

(a)    Sellers have made available to Purchaser copies of all policies of insurance to which any Purchased Company is a party or under which the Purchased Companies, or their affiliates, are covered. Such policies are in full force and effect as of the date hereof.

(b)    The Purchased Companies have not claimed any losses for the current policy year or in any of the three (3) preceding policy years under any policy that provides coverage to the Purchased Companies.

(c)    To the Knowledge of the Sellers, no Purchased Company has received any notice of refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, any of which individually, or all of which in the aggregate, would have a Material Adverse Effect.

4.21    No Material Adverse Effect. Since December 31, 2016 through the date of this Agreement, there has been no change, circumstance, occurrence, event, development or effect that, individually or in the aggregate, is, has or would reasonably be expected to have a Material Adverse Effect.

4.22    Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES BY EACH SELLER CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY EACH SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, AND SHALL HAVE NO RESPONSIBILITY OR LIABILITY, WITH RESPECT TO THE TERMINATION AND RE-GRANT PROCESS (OR THE EFFECT OF SUCH PROCESS ON ANY COPYRIGHTS SUBJECT THERETO) OR THE ENFORCEABILITY OF THE TERMINATION NOTICE AND RE-GRANT AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter (the “Purchaser Disclosure Letter”) delivered by Purchaser to Sellers concurrently with the execution of this Agreement (it being agreed that any matter disclosed pursuant to any section of the Purchaser Disclosure Letter shall be deemed disclosed for purposes of any other section of the Purchaser Disclosure Letter to the extent the applicability of the disclosure to such other section is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to Sellers as follows:

5.1    Corporate Due Organization, Good Standing and Corporate Power of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is an indirect wholly-owned Subsidiary of DHX.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

5.2    Authorization; Noncontravention.

(a)    Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by the board of directors of Purchaser. This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby will be, duly executed and delivered by Purchaser. Assuming that this Agreement and all such other instruments and agreements constitute valid and binding obligations of each Seller and each other Person (other than Purchaser) party thereto, this Agreement and all such other instruments and agreements constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms thereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

(b)    The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or similar governance documents of Purchaser, in each case, as amended to the date of this Agreement, (ii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) subject to (x) the applicable requirements of the HSR Act and any other applicable Antitrust Laws and (y) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 5.3 of the Purchaser Disclosure Letter, contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound, except in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which do not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.3    Consents and Approvals. Assuming all required Antitrust Filings are made and any waiting periods thereunder have been terminated or expired and any consents required thereunder have been obtained, except as set forth in Section 5.3 of the Purchaser Disclosure Letter, no consent of or filing with any Governmental Entity or any other Person must be obtained or made by Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings, which have been obtained or made or, if not made or obtained, do not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

5.4    Available Funds.

(a)    Purchaser has, as of the date of this Agreement, committed financing, and will have, on the Closing Date, unrestricted cash on hand and, if necessary, unrestricted cash available to it under credit facilities in place on the date hereof, sufficient to consummate the transactions contemplated hereby.

(b)    Concurrently with the execution of this Agreement, Purchaser has delivered to Sellers true, correct and complete copies of an executed debt commitment letter and each executed fee letter and engagement letter associated therewith (provided, that provisions in the fee or engagement letter related solely to fees and economic terms (other than covenants) agreed to by the parties may be redacted), dated as of the date hereof (such commitment letter(s), including all exhibits, schedules, annexes, supplements and amendments thereto and each such fee letter and engagement letter, collectively, the “Debt Commitment Letter”), from Royal Bank of Canada and Jeffries Finance LLC (the “Debt Financing Source”) providing the terms and conditions upon which the Debt Financing Source has committed to provide up to six hundred fifteen million dollars ($615,000,000) (the “Debt Financing Proceeds”) of debt financing (the “Debt Financing”). The Debt Commitment Letter in the form so delivered is valid and in full force and effect with respect to Purchaser and, to the Knowledge of the Purchaser, each other party thereto, such commitments have not been withdrawn, terminated or otherwise amended or modified in any respect, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Debt Commitment Letter. The Debt Commitment Letter (together with the fee letter referred to therein) constitutes the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, except as set forth, described or provided for in the Debt Commitment Letter, (i) there are no conditions precedent to the respective obligations of the Debt Financing Source to provide the Debt Financing, and (ii) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Purchaser or any of its Affiliates is a party that would permit the Debt Financing Source to reduce the total amount of the Debt Financing Proceeds available under the Debt Financing or impose any additional conditions precedent to the availability of the Debt Financing. Purchaser has fully paid any and all commitment fees, if any, or other fees required by the Debt Commitment Letter to be paid as of the date hereof. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the funding contemplated in the Debt Financing will not be made available to Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement. The Debt Financing Proceeds available under the Debt Financing are sufficient to pay the Purchase Price and all of Purchaser’s and its Affiliates’ fees and expenses associated with the transaction contemplated in this Agreement in accordance with the terms hereof. The obligations of Purchaser under this Agreement are not contingent on the availability of financing.

5.5    Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration by, before or against any Governmental Entity or any other Person pending, or, to the Knowledge of the Purchaser, threatened in writing, against or affecting Purchaser, or any of its properties or rights, which if determined adversely would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is not subject to any Order which seeks to or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.6    Finders; Brokers. Except as set forth in Section 5.6 of the Purchaser Disclosure Letter, no agent, broker, Person or firm acting on behalf of Purchaser or any of its Affiliates is or shall be entitled to any broker’s fees, finder’s fees or commissions from any Seller or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

5.7    Investigation and Acknowledgment by Purchaser. Purchaser has conducted its own independent investigation, verification, review and analysis of the Purchased Companies and Businesses, results of operations, financial condition, software, technology and prospects of the Businesses, which investigation, review and analysis was conducted by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser’s Representatives. Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Businesses. Purchaser acknowledges that the representations and warranties contained in this Agreement are exclusive of any other representations and warranties, express or implied, and that no Seller nor any of their respective Affiliates, Representatives or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates and Representatives, except as and only to the extent expressly set forth in this Agreement and subject to the limitations and restrictions contained in this Agreement.

5.8    Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES BY PURCHASER CONTAINED IN Article V CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF PURCHASER TO SELLERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH SELLER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY PURCHASER.

ARTICLE VI

COVENANTS

6.1    Access to Information Concerning Properties and Records.

(a)    During the period from the date of this Agreement through and including the earlier of (i) the date this Agreement is terminated in accordance with Section 9.1 and (ii) the Closing Date, Sellers shall, and shall cause the Purchased Companies to, upon reasonable prior notice and during regular business hours, afford Purchaser and its Representatives reasonable access to the personnel, properties, and books and records, of Sellers and the Purchased Companies relating to the Businesses to the extent Purchaser reasonably believes necessary or advisable to familiarize itself with such properties and other matters and as Purchaser may reasonably request; provided, that Sellers may restrict the foregoing access to the extent that in the reasonable judgment of Sellers, any applicable Law requires them to restrict such access; provided, further, that such access shall not unreasonably disrupt the operations of Sellers or any of its Affiliates. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be required to provide any information or access that Sellers reasonably believe could violate applicable Law, including Antitrust Laws, rules or regulations or the terms of any Contract or cause the waiver of attorney/client or similar privilege.

(b)    Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Purchased Companies or the Businesses prior to the Closing or any other business or operations of Sellers. Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Purchased Companies and the Businesses and shall at all times exercise complete control and supervision of all of its other businesses and operations.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(c)    Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its respective Representatives to) contact any competitor, contractor, vendor, supplier, distributor, customer, agent or Representative of Sellers or the Purchased Companies with respect to the Businesses or the transactions contemplated hereby prior to the Closing without the prior written consent of Sellers.

6.2    Conduct of Sellers and the Businesses. Between the date hereof and the earlier of the Closing Date and the termination of this Agreement pursuant to or in accordance with Article IX hereof, except as otherwise taken with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) or as required by any Law, Sellers shall, and shall cause the Purchased Companies (as applicable) to:

(a)    conduct the Businesses substantially in the ordinary course;

(b)    comply with all requirements of all applicable Laws and Orders;

(c)    use reasonable efforts in accordance with past practice to preserve intact its current business organization, keep available the services of its current employees and agents, and maintain business relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, licensees, clients and others having business relationships with it that are material to the Businesses;

(d)    not renew or extend any Material Contract or enter into a License Agreement that would be required to be listed on Section 4.11(a) of the Sellers Disclosure Letter if it had been entered into prior to the date of this Agreement; provided, however, that (i) the automatic renewal of any Material Contract in accordance with its terms, or (ii) the negotiated extension or renewal of any Material Contract that is scheduled to expire in accordance with its terms between the date hereof and the End Date, provided that such negotiated extension or renewal is made in the ordinary course of business consistent with past practice and on terms that, in all material respects, are no less favorable to the Purchased Companies than the terms existing immediately prior to such extension or renewal, shall be permitted hereunder if such Material Contract is specifically listed in Section 6.2(d) of the Sellers Disclosure Letter;

(e)    not permit, allow or suffer any asset of the Businesses to become subjected to any Lien other than Permitted Liens, other than in the ordinary course and not having a Material Adverse Effect, except to the extent any such Lien is released or fully discharged at or prior to Closing; and

(f)    not file any amended material Returns for the Pre-Closing Period or settle any Tax Contests with any Governmental Entity that would result in any material Tax liability to Purchaser, the Purchased Companies or any of their Subsidiaries.

6.3    Efforts to Close; Antitrust Laws.

(a)    Except as otherwise provided in this Section 6.3, Purchaser and Sellers shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 7.2 and Section 7.3; provided, that no Seller or any of its

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

respective Affiliates shall be required, unless otherwise expressly set forth herein, to repay any indebtedness for borrowed money, amend any Contract to increase the amount payable thereunder or otherwise to be materially more burdensome to Sellers or any of their respective Affiliates, commence any litigation, offer or grant any accommodation (financial or otherwise) to any Third Party, pay any amount or bear any other incremental economic burden to obtain any such Permit, consent, approval, authorization, qualification or Order; provided, further, that no party hereto shall incur any expense that would be payable by any other party hereto without the consent of such other party.

(b)    Purchaser and Sellers shall file, to the extent required, the Notification and Report Forms required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission, and Purchaser and Sellers shall each pay 50% of the required filing fee, as promptly as practicable and in no event later than ten (10) Business Days following the date hereof, and neither party will request early termination of the waiting period with respect thereto. Purchaser and Sellers shall use their respective reasonable best efforts to make any other filings required under any other Antitrust Law as promptly as practicable following the date hereof.

(c)    Purchaser and Sellers shall consult and cooperate with one another in connection with the preparation of their respective Notification and Report Forms, and consider in good faith the views of the other party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Purchase or any of the other transactions contemplated by this Agreement initiated by any Antitrust Authority.

(d)    Purchaser shall take all actions reasonably necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, to the extent required, as promptly as practicable, and in any event prior to the End Date; provided, however, that neither Purchaser nor any of its Affiliates shall be required to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser, its Affiliates or any of the Purchased Companies, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.4    Public Announcements. Sellers, on the one hand, and Purchaser, on the other hand, each shall (a) consult with each other before issuing any public announcement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such public announcement and (c) not issue any such public announcement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement, unless (x) required by applicable Law or regulations of any applicable stock exchange or, (y) in connection with Iconix’s or DHX’s earning releases and periodic reports, in the case of clauses (a), (b) and (c) of this Section 6.4, the party required to issue the public announcement shall, prior to issuing such public announcement, use its commercially reasonable efforts to allow the other party reasonable time to comment on such announcement to the extent practicable.

6.5    Notification of Certain Matters. Purchaser, on the one hand, and Sellers, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Purchaser or the Knowledge of the Sellers, threatened, against Sellers or Purchaser, as the case may be, or any of their respective Affiliates.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.6    Post-Closing Access to Records and Personnel; Litigation Support.

(a)    For a period of seven (7) years after the Closing Date, Purchaser shall preserve and retain all corporate, accounting, Tax, legal, auditing, human resources and other books and records of the Purchased Companies and the Businesses (including (i) any documents relating to any action, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute and (ii) all Returns, schedules, work papers and other material records or other documents relating to Taxes of the Purchased Companies and the Businesses) relating to the Purchased Companies or the conduct of the Businesses prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, Purchaser may dispose of any such books and records which are offered to, but not accepted by, Sellers.

(b)    Following the Closing, the parties hereto will allow each other reasonable access to (i) the Purchased Companies, Businesses, and the Owned IP Assets, (ii) their books and records related to the Purchased Companies, Businesses, and the Owned IP Assets, and (iii) such personnel employed by a Seller or an Affiliate of a Seller having knowledge of the location or contents of such books and records, for legitimate business reasons; provided, however, that no such access shall unreasonably interfere with Sellers’ and Purchaser’s operation of their respective businesses. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be required to provide any information or access that such Person reasonably believes could violate applicable Law, including Antitrust Laws, rules or regulations or the terms of any Contract or cause the waiver of attorney/client or similar privilege. Each party shall be entitled to recover from the other its out-of-pocket costs (including copying costs) incurred in providing such books and records or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party or any of its Representatives, except as otherwise required by Law.

(c)    If and for so long as any Seller or Purchaser is actively contesting or defending against any action, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute, brought by a Third Party in connection with (i) the Purchase or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Purchased Companies, Businesses, or the Owned IP Assets, the non-contesting or non-defending party or parties shall, at the sole cost and expense of the contesting or defending party (except as otherwise provided in Section 6.6(b)), (x) cooperate with the contesting or defending party and its counsel in the defense or contest, (y) make available its or their personnel (including to act as a witness) and (z) provide such access to its or their books and records as shall be necessary or reasonably requested in connection with the defense or contests; provided, however, that no such cooperation or access shall unreasonably interfere with such non-contesting or non-defending party’s operation of its business(es). All non-public information received pursuant to this Section 6.6 shall be kept confidential, except as otherwise required by Law. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be required to provide any access that such Person reasonably believes could violate applicable Law, including Antitrust Laws, rules or regulations or the terms of any Contract or cause the waiver of attorney/client or similar privilege. Each party shall be entitled to recover from the other its out-of-pocket costs incurred in providing such personnel and access to the other party.

(d)    The obligations of Purchaser under this Section 6.6 shall be binding upon the successors and assigns of Purchaser. If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or any portion of the Peanuts Interests or IBG Interests to any other Person (whether by asset sale, stock sale or otherwise), proper provision shall be made to bind the successors and assigns of Purchaser to the obligations set forth in this Section 6.6.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.7    Tax Matters.

(a)    All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Purchase (collectively, the “Transfer Taxes”), shall be borne 50% by Sellers and 50% by Purchaser, and Purchaser shall properly file on a timely basis all necessary Returns and other documentation with respect to any Transfer Tax and provide to Sellers evidence of payment of all Transfer Taxes. If required by applicable Law, the parties hereto shall, and shall cause their respective Affiliates to, join in the execution of any such Returns and other documentation; provided, however, that, to the extent that any Seller is required to join in the execution of any such Return or documentation, Purchaser shall prepare and deliver to such Seller a copy of such Return at least five (5) Business Days before the due date thereof and shall not file such Return without the consent of such Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    (i) All Returns, including any amendments thereto, for Taxes and Tax items relating to the operations or assets of the Purchased Companies, but not imposed on the Purchased Companies (to the extent such Tax items are reflected on or affect the amounts reported on the Returns of the Purchased Companies) for any tax period ending on or before the Closing Date (including any tax period ending on the Closing Date as a result of a technical termination) (“Flow-Through Returns”) shall be prepared and filed in the sole discretion of Sellers; provided, however, Sellers shall: (A) prepare such Flow-Through Returns in a manner consistent with past practice unless otherwise required by law, and (B) not change any tax election nor make any new tax election on such Flow-Through Returns, which tax election is required to remain in effect on any Tax Return that includes, in whole or in part, any period after the Closing Date, without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall cause the Purchased Companies to provide any assistance and information reasonably requested by Sellers to enable Sellers (or any other persons preparing Flow-Through Returns) to prepare Flow-Through Returns.

(ii)    All Returns, including any amendments thereto, for Taxes and Tax items relating to the operations or assets of the Purchased Companies, that are imposed on the Purchased Companies for periods ending on or prior to the Closing Date (the “Non-Flow-Through Returns”) shall be prepared by Sellers and copies of such Returns shall be provided to the Purchaser for review and approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall cooperate with Sellers’ reasonable requests for assistance and information in connection with the preparation of the Non-Flow-Through Returns.

(iii)    Purchaser and Sellers shall cooperate fully, to the extent commercially reasonable, in connection with (y) the filing of Flow-Through Returns and Non-Flow-Through Returns, (z) any Tax Contest with respect to Flow-Through Returns or Non-Flow-Through Returns and Taxes relating to such Returns and (iii) the preparation of any financial statements to the extent related to such Taxes. Sellers shall have the right to control any Tax Contest with respect to Taxes and Returns that relate to any Flow-Through Return and Non-Flow-Through Returns (such tax matter, a “Seller Tax Matter”); provided, however, Sellers shall not settle any Tax Contest with respect to a Seller Tax Matter to the extent such settlement would have a Material Adverse Effect on Purchaser without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall provide Sellers with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Taxing Authority, which relate to any Seller Tax Matter within ten (10) days of the receipt of such notice.

(iv)    Purchaser shall be responsible for the preparation and filing of all Post-Closing Period Returns. If a Post-Closing Period Return is a Straddle Period Return, then, (y) prior to filing such Return, Purchaser shall provide Sellers a copy of such Return not later than thirty

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(30) days prior to the due date for such Return for Sellers review and approval, which approval shall not be unreasonably withheld or delayed and (z) such Return shall be prepared in accordance with past practice, unless otherwise required by Law. Sellers and Purchaser shall jointly control any Tax Contest with respect to a Straddle Period Return (and neither party shall settle any such Tax Contest without the other party’s consent, such consent not to be unreasonably withheld or delayed). To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income, receipts, payroll or sales of the Purchased Companies will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Purchased Companies for a Straddle Period that relates to the Pre-Closing Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)    Sellers shall be entitled to retain or, to the extent actually received by or otherwise available to Purchaser or any of its Affiliates, receive payment from Purchaser or any of its Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Returns filed after the Closing or otherwise) paid by any Seller with respect to any Pre-Closing Period relating to the Purchased Companies. Purchaser shall be entitled to retain or, to the extent actually received by Sellers or any of their Affiliates, receive payment from Sellers or any of their Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Period relating to the Purchased Companies.

(d)    Purchaser, on the one hand, and Sellers, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Companies (including access to books and records) as is reasonably necessary for the filing of all Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any Tax Contest; provided, however, that neither Purchaser nor Sellers shall be required to disclose any income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 6.7(d) shall be borne by the party requesting it.

(e)    Neither Purchaser nor any Affiliate of Purchaser shall amend any Return with respect to any Pre-Closing Period without the prior consent of Sellers, which consent shall not be unreasonably withheld or delayed.

(f)    Notwithstanding anything herein to the contrary, neither Purchaser nor any of its respective Representatives shall have access to the Returns or related workpapers of Sellers or any of their Affiliates.

6.8    Further Assurances. At any time and from time to time after the Closing Date, without further consideration, each party hereto shall, at the reasonable request of the other party hereto, execute and deliver such further instruments of conveyance, assignment, assumption and transfer and take such further action as may be necessary or appropriate in order to effectuate the Purchase.

6.9    Audited Financials. Following the date of this Agreement, upon Purchaser’s request and at Purchaser’s expense, Sellers will cooperate with Purchaser and the Purchased Companies in respect of the preparation by Purchaser and the Purchased Companies of such audited financial statements of the Purchased Companies as Purchaser may determine are necessary or desirable for securities law compliance or other purposes.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.10    Employee Matters.

(a)    No later than three (3) days prior to the Closing Date, Sellers will transfer the employment of any Business Employees who are, as of such date, employed by one of the Purchased Companies to an Affiliate for a period of up to ninety (90) days. Following the Closing Date, the Business Employees shall provide services to the Purchased Companies in accordance with the terms and conditions set forth in the Transition Services Agreement, it being acknowledged and agreed by Purchaser that Sellers and their Affiliates cannot guarantee that the Business Employees will choose to stay employed by Sellers or their Affiliates for such time period.

(b)    Within ninety (90) days of the Closing Date, Purchaser will make job offers to such of the Business Employees, as Purchaser shall determine in its sole discretion, as are then employed by Sellers or their Affiliates.

(c)    [***]

6.11    Financing.

(a)    Purchaser shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter on or prior to the Closing Date for the purpose of, among other things, funding the Purchase Price. Such actions shall include: (i) maintaining in full force and effect and in all material respects the Debt Commitment Letter in the form provided to Sellers concurrently with the execution of this Agreement, (ii) satisfying on a timely basis all of the conditions precedent and covenants to the Debt Financing applicable to Purchaser that are to be satisfied by Purchaser, (iii) negotiating, executing and delivering definitive documents (“Debt Financing Documents”) that reflect in all material respects the terms contained in the Debt Commitment Letter (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter or any related fee letter), in each case which terms shall not in any material respect expand on the conditions to the funding of the Debt Financing Proceeds at the Closing or reduce the aggregate amount of the Debt Financing Proceeds available to be funded on the Closing Date, (iv) drawing such amount of the Debt Financing Proceeds as is necessary to satisfy Purchaser’s obligations under this Agreement and (v) fully enforcing its rights under the Debt Commitment Letter and the Debt Financing Documents in order to consummate the Debt Financing at or prior to the Closing. Without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not permit or consent to any amendment, supplement or modification to be made to the Debt Commitment Letter if such amendment, supplement or modification imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in a manner that would reasonably be expected to delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, provided that Purchaser may (1) amend the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, (2) implement or exercise the “flex” provisions contained in one or more fee letters related to the Debt Financing and (3) reduce the Debt Financing on a dollar for dollar basis upon receipt of the proceeds of an offering of debt or equity securities (an “Equity Issuance”) on or after the date hereof. Purchaser acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent upon receipt of the Debt Financing Proceeds and a failure of the Closing to occur because Purchaser has not received the Debt Financing Proceeds shall constitute a material breach

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

of this Agreement by Purchaser. Purchaser shall keep Sellers fully informed, in all reasonable detail, of the status of their efforts to arrange the Debt Financing and shall, from the date hereof until the Closing Date, promptly notify Sellers of the receipt by Purchaser of any written notice or other written communication from any Debt Financing Source with respect to any actual, threatened or alleged material breach, default, termination or repudiation by any party to any Debt Commitment Letter or any Debt Financing Document or any material provision of the Debt Financing contemplated pursuant to the Debt Commitment Letter or the Debt Financing Documents, provided that in no event will Purchaser be under any obligation to disclose any information shared among Purchaser and its professional advisors in connection with matters contemplated by this sentence that is subject to attorney-client or similar legal privilege. Purchaser shall promptly provide Sellers, upon reasonable request, with copies of any Debt Financing Documents and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow Sellers to monitor the progress of such financing activities. Upon request, Purchaser shall provide Sellers with written updates concerning the status of any Equity Issuance, including whether DHX intends to proceed with an Equity Issuance to raise part of the Purchase Price.

(b)    In the event of any notification or communication that the Debt Financing will not be available to Purchaser in accordance with the terms hereof, Purchaser shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for and obtain as promptly as practicable following the occurrence of any such Financing Failure Event alternative debt financing (the “Alternative Financing”) on commercially reasonable terms, whether or not such terms are more or less favorable to Purchaser than the terms of the Debt Commitment Letter, in an amount sufficient to consummate the transactions contemplated hereby and perform all of their obligations hereunder, it being understood and agreed that if Purchaser proceeds with any Alternative Financing, Purchaser shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. In the event that Alternative Financing is obtained, Purchaser shall promptly provide Sellers with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Debt Commitment Letter” shall include the “Alternative Financing Commitment Letter” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Financing.

(c)    From the date hereof and ending at the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 9.1, Sellers shall cooperate and cause its officers, employees and advisors, including legal and accounting, to provide to Purchaser, at Purchaser’s sole expense, such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser; provided that Sellers shall not be required to provide cooperation under this Section 6.11(c) that: (w) unreasonably interferes with the ongoing business of Sellers or any of the Purchased Companies; (x) causes any representation or warranty in this Agreement to be breached; (y) causes any closing condition set forth in Article VII to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which any Seller or any of the Purchased Companies is a party; or (z) requires Sellers or any of their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing and the directors and managers of Sellers shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which are effective prior to the Closing. In no event shall Sellers be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to Sellers on the date hereof or is not otherwise prepared in the ordinary course of business of Sellers at the time requested by Purchaser or for the failure to obtain review of any financial or other information by its accountants.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(d)    In no event shall any Seller be required to pay any commitment or similar fee or incur any Liability (including due to any act or omission by any Seller or any of their respective agents, other than acts or omissions constituting gross negligence or willful misconduct) or expense in connection with assisting Purchaser in arranging the Debt Financing or as a result of any information provided by a Seller or any of its Affiliates or agents in connection therewith. Purchaser shall, from and after the Closing or promptly after the termination of this Agreement pursuant to Section 9.1, (i) promptly upon request by Sellers reimburse Sellers for all documented out-of-pocket costs incurred in good faith by Sellers in connection with such cooperation and (ii) indemnify and hold harmless each Seller, and each of its Affiliates and agents from and against any and all Liabilities, Losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith, except to the extent of any of such Persons’ gross negligence or willful misconduct.

(e)    To the extent that this Section 6.11 requires Sellers’ cooperation with respect to any of Purchaser’s obligations under the Debt Commitment Letter or relating to the Debt Financing, Sellers shall be deemed to have complied with this Section 6.11 for purposes of Article VII of this Agreement if Sellers have provided Purchaser with the assistance required under this Section 6.11 with respect to the Debt Commitment Letter and the Debt Financing. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(a), as it applies to Sellers’ obligations under this Section 6.11, shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a direct result of Sellers’ breach of its obligations under this Section 6.11.

6.12    Copyright Termination and Re-Grants Process. Upon delivery of the executed Termination Notice and Re-Grant Agreement to Purchaser, Sellers shall have no further obligations with respect to the Copyright Termination and Re-Grant Process. Sellers and the Purchased Companies shall have no responsibility to record the Termination Notice with the U.S. Copyright Office or any other Governmental Entity. Purchaser and its Affiliates, and their respective employees, advisors and agents, shall not record the Termination Notice with any Governmental Entity, including the U.S. Copyright Office, or disclose either the Termination Notice or the Re-Grant Agreement, or the terms thereof or the fact of their existence, to any Third Party prior to the Closing.

6.13    Aged Accounts Receivable Credit. If, at any time within the ninety (90)-day period following the Closing, any Aged Accounts Receivable are paid to Purchaser or its Affiliates, including the Purchased Companies, upon receipt of any such payments following the Closing, Purchaser and its Affiliates, including the Purchased Companies, shall promptly, but in no event more than ten (10) Business Days following their receipt thereof, pay such amounts (net of their collection costs associated therewith) to Sellers or Sellers’ designee by wire transfer of immediately available funds as directed by Sellers.

6.14    Efforts to Collect and Reporting. Following the Closing Date and for a period of ninety (90) days thereafter, Purchaser and its Affiliates, including the Purchased Companies, shall use commercially reasonable efforts to collect any Aged Accounts Receivable and Purchaser and its Affiliates, including the Purchased Companies, shall not forgive the payment of any such amounts, or modify the terms of payment with respect thereto, without Sellers’ prior written consent. Purchaser shall, and shall cause its Affiliates, including the Purchased Companies, to provide Sellers, for a period of one hundred eighty (180) days following the Closing Date, with such access to its or their books and records and with such other information and cooperation as shall be reasonably requested by Sellers in connection with Purchaser’s obligations under Section 6.13, and this Section 6.14; provided, however, that no such cooperation or access shall unreasonably interfere with Purchaser and its Affiliates operation of its and their businesses.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.15    Payment to Wrong Party Following Closing. If following the Closing, either (a) Sellers receive amounts that should have been paid to the Purchased Companies directly for periods following the Closing or (b) the Purchased Companies receive amounts that should have been allocated or paid to Sellers for periods prior the Closing (each, a “Misdirected Payment”), then the party receiving a Misdirected Payment shall promptly, but in no event more than five (5) Business Days following their receipt thereof, pay such amounts (net of their collection costs associated therewith) by wire transfer of immediately available funds to the correct party who should have received the payment directly from the Third Party in the first instance according to payment instructions from such party.

6.16    Transfer of Domain Name Registrations. Purchaser acknowledges that certain domain name registrations used in connection with the Businesses may be registered in the name of one of Sellers or an Affiliate of the Sellers and that the Sellers shall assign such domain name registrations to one of the Purchased Companies prior to the Closing; unless none of the Purchased Companies may contractually or lawfully take possession of such domain name registrations, in which case the parties shall use commercially reasonable efforts to assign such domain name registrations to either Purchaser or a different Affiliate of Purchaser. If Purchaser, the Purchased Companies and Purchaser’s other Affiliates cannot lawfully or contractually take possession of certain domain name registrations used in connection with the Peanuts Business, Purchaser and Sellers shall use their respective commercially reasonable efforts to cooperate in a mutually agreeable arrangement under which Purchaser or its Affiliates would obtain the benefits and assume the obligations associated with possession of such domain name registrations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to the Obligations of Each Party. The respective obligations of Purchaser and Sellers to consummate and cause the consummation of the Purchase are subject to the satisfaction or waiver in writing by Sellers and Purchaser at or before the Closing Date of each of the following conditions:

(a)    Injunctions; Illegality. No Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)    HSR Act. Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired.

(c)    Consents. Sellers shall have received executed copies of the consents or waivers set forth on Section 7.1(c) of the Sellers Disclosure Letter, which in each case shall be sufficient to permit the consummation of the Purchase; provided that the failure of the conditions set forth in Section 2(v) of the Beagle Scouts Consent to be satisfied shall not result in a failure of this condition to be satisfied as a condition to Purchaser’s obligation to consummate the Purchase.

(d)    Consummation of the Strawberry Shortcake Transaction Agreement. The Strawberry Shortcake Closing (as defined in the Strawberry Shortcake Transaction Agreement) shall occur substantially simultaneously with the Closing.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

7.2    Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and cause the consummation of the Purchase are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a)    Performance. All of the agreements and covenants of Sellers to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)    Representations and Warranties. The representations and warranties of Sellers contained in Article IV, taken as a whole, shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations or warranties) in all material respects as of the Closing Date (or if such representations or warranties are made as of a specified date, as of such specified date) as if made at and as of such date.

(c)    Closing Deliverables. Sellers shall have delivered or caused to be delivered to Purchaser the items set forth in Section 2.2(b).

7.3    Conditions to the Obligations of Sellers. The obligations of Sellers to consummate and cause the consummation of the Purchase are subject to the satisfaction or waiver by Sellers, on or prior to the Closing Date, of the following further conditions:

(a)    Performance. All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)    Representations and Warranties. The representations and warranties of Purchaser contained in Article V, taken as a whole, shall be true and correct in all material respects at and as of the Closing Date (or if such representations or warranties are made as of a specified date, as of such specified date) as if made at and as of such date.

(c)    Closing Deliverables. Purchaser shall have delivered or caused to be delivered to Sellers the items set forth in Section 2.2(c).

7.4    Frustration of Closing Conditions. Neither Purchaser nor any Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure were caused by such party’s failure to act in good faith or such party’s failure to comply with Section 6.3.

ARTICLE VIII

INDEMNIFICATION; REMEDIES

8.1    General Indemnification by Sellers. Following the Closing, and subject to the provisions of this Article VIII, Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and its Representatives and Affiliates (including the Purchased Companies after Closing) (collectively, the “Purchaser Indemnified Persons”) for, and shall pay to the Purchaser Indemnified Persons the amount of, any loss, liability, claim, damage, cost, penalty, fine, judgment, expense (including reasonable out-of-pocket attorneys’ fees), whether or not involving a Third Party claim (collectively, “Damages”), arising out of or resulting from: (a) any breach of any representation or warranty made by any Seller in this Agreement; and (b) any breach by any Seller of any covenant or obligation of any Seller in this Agreement. Sellers have not given any representations or warranties with respect to terminations of grants of Copyrights pursuant to 17 U.S.C. Section 203 or Section 304, or the exercise of any rights thereunder, by any Person. Sellers shall have no liability with respect to claims for Damages or indemnification by any Purchaser Indemnified Persons concerning any such rights or the exercise thereof, under 17 U.S.C. Section 203 or Section 304.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

8.2    Tax Indemnification by Sellers. After Closing, Sellers shall, jointly and severally, indemnify the Purchaser Indemnified Persons, and hold them harmless from and against (a) all Taxes, including unemployment insurance premiums (or the non-payment thereof), of the Purchased Companies for the Pre-Closing Period and (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Purchased Company is or was a member during the Pre-Closing Period, including pursuant to IRS regulation §1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation.

8.3    Indemnification by Purchaser. Following the Closing, Purchaser shall indemnify and hold harmless Sellers and each of their Representatives and Affiliates (including the Purchased Companies prior to Closing) (collectively, the “Seller Indemnified Persons”) for, and shall pay to the Seller Indemnified Persons the amount of any Damages arising out of or resulting from (a) any breach of any representation or warranty made by Purchaser in this Agreement, or (b) any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement.

8.4    Time Limitations. Sellers will not be liable (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 4.1, 4.2(a), 4.3, 4.4, and 4.12 (the “Fundamental Reps”), or Sections 4.7, 4.13 or 4.19 (the “Designated Reps”), unless [***] of the Closing Date, Purchaser notifies Sellers in writing of a claim. A claim with respect to the Fundamental Reps may be made by Purchaser at any time [***]. A claim with respect to the Designated Reps may be made by Purchaser at any time [***]. If the Closing occurs, Purchaser will not be liable (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless, [***], a Seller notifies Purchaser in writing of a claim. All claims shall specify the factual basis of that claim in reasonable detail to the extent then known by such party initiating the claim. Each of the covenants and agreements of the Sellers set forth in this Agreement shall expire on the Closing Date; provided that the covenants and agreements contained herein requiring performance after the Closing Date shall survive in accordance with their terms.

8.5    Limitations on Amount.

(a)    In no event shall either party have the right to loss of profits or consequential, incidental, special or punitive damages of any kind whatsoever.

(b)    Sellers shall have no liability with respect to claims for indemnification by the Purchaser Indemnified Persons, and Purchaser shall have no liability with respect to claims for indemnification by the Seller Indemnified Persons, until (and only to the extent that) the total of all Damages with respect to claims for indemnification under this Agreement and/or under the Strawberry Shortcake Transaction Agreement, in the aggregate, exceed an amount equal to [***] (the “Basket”), which amount shall be treated as a deductible for purposes of this Article VIII.

(c)    In no event shall the Purchaser Indemnified Persons or Seller Indemnified Persons, as the case may be, be entitled to recover Damages from the other in excess of an amount equal to [***] in the aggregate with respect to claims for indemnification under this Agreement and/or under the Strawberry Shortcake Transaction Agreement (the “Cap”), provided that the Cap shall be reduced from time to time to reflect payments for indemnification for which the Cap applies.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(d)    The Purchaser Indemnified Persons’ right to indemnification shall be reduced to the extent that the subject matter of any claim is covered by and payable pursuant to any insurance policy, warranty or indemnification from a Third Party.

(e)    No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing or (ii) any Damages with respect to any matter if and to the extent such matter was included in the calculation of the Working Capital Adjustment pursuant to Section 3.2.

(f)    Subject to Section 10.10, and except with respect to any claim for fraud, the remedies provided in this Article VIII shall be exclusive and shall preclude other remedies that may be available to Sellers, Purchaser, the Seller Indemnified Persons or the Purchaser Indemnified Persons.

(g)    Notwithstanding anything in this Section 8.5 to the contrary, neither the Basket nor the Cap shall apply to Damages arising out of or related to (i) breaches by any Seller of any Fundamental Rep, (ii) matters covered by Section 8.1(b), Section 8.2 or Section 8.3(b) or (iii) actual fraud; provided, however, that in no event shall the Purchaser Indemnified Persons be entitled to recover Damages from Sellers with respect to the matters described in the immediately preceding clauses (i) and (ii) in an aggregate amount, together with all other claims for Damages paid or payable under this Article VIII, in excess of the Purchase Price.

8.6    Procedure for Indemnification — Third Party Claims.

(a)    Promptly after receipt by a party indemnified under Section 8.1, 8.2 or 8.3 of notice of the commencement of any Proceeding against it, by a Third Party, any indemnified party will, if a claim is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.

(b)    If any Proceeding referred to in Section 8.6(a) is brought against an indemnified party and it gives written notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party may elect to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate under applicable standards of legal ethics) and, after written notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) the compromise or settlement does not involve any statement, finding or admission of any fault of, breach of Contract by, or violation of Law by, the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If written notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give written notice to the indemnified party of its

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

election to assume the defense of such Proceeding, the indemnified party may assume control of the defense of such Proceeding with counsel of its own choosing, at the cost of the indemnifying party, and the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. This Section 8.6 shall not apply to Tax Contests, which shall be governed by Section 6.7(b).

(c)    Each party shall make available to the other all records and other materials reasonably required to contest any claim and shall cooperate fully with the other in the defense of all such claims. Information disclosed by one party to the other shall be kept confidential.

8.7    Adjustment to Purchase Price. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a Final Determination with respect to the indemnitee or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for federal income Tax purposes. For the purposes of this Agreement, “Final Determination” shall mean (a) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and, (b) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through a Proceeding or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations).

8.8    Damages. For purposes of determining the amount only of any Damages in connection with this Article VIII, all representations and warranties made by Sellers or Purchaser that are qualified by “material,” “Material Adverse Change” or “Material Adverse Effect” shall be deemed to be not so qualified.

ARTICLE IX

TERMINATION

9.1    Termination Events. This Agreement may be terminated and the Purchase may be abandoned, at any time prior to the Closing:

(a)    by mutual written consent of Sellers and Purchaser;

(b)    by either Sellers or Purchaser, if:

(i)    any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party seeking to terminate pursuant to this Section 9.1(b)(i) shall have complied with its obligations, if any, under Section 6.3; or

(ii)    the Closing Date shall not have occurred on or prior to the date that is ninety (90) days from the date of this Agreement (the “End Date”); provided, that neither party may terminate this Agreement pursuant to this Section 9.1(b)(ii) if such party is in material breach of this Agreement;

(c)    by Sellers, if: (i) any of the representations and warranties of Purchaser contained in Article V shall fail to be true and correct or (ii) there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement that, in either case, (x) would result in the failure of a condition set forth in Section 7.3(a), Section 7.3(b), or Section 7.1(d) and (y) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the 30th day after written notice thereof is

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

given by Sellers to Purchaser and (2) the day that is five (5) Business Days prior to the End Date; provided, that Sellers may not terminate this Agreement pursuant to this Section 9.1(c) if any Seller is in material breach of this Agreement; or

(d)    by Purchaser, if: (i) any of the representations and warranties of any Seller contained in Article IV shall fail to be true and correct or (ii) there shall be a breach by any Seller of any covenant or agreement of Sellers in this Agreement that, in either case, (x) would result in the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.1(d) and (y) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the 30th day after written notice thereof is given by Purchaser to Sellers and (2) the day that is five Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 9.1(d) if Purchaser is in material breach of this Agreement.

9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Purchaser, on the one hand, or Sellers, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no Liability hereunder on the part of Sellers or Purchaser, except that this Article IX (Termination) and Article X (Miscellaneous) shall survive any termination of this Agreement. Nothing in this Section 9.2 shall relieve or release any party to this Agreement of any Liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost (taking into consideration relevant matters, including other combination opportunities and the time value of money) arising out of such party’s material breach of any provision of this Agreement).

9.3    No Recourse to Debt Financing Source. Notwithstanding anything herein to the contrary and subject to and without derogation of the rights of Purchaser and its Subsidiaries, Affiliates or Representatives under the Debt Commitment Letter (or Alternative Financing Commitment Letter, as applicable), or any Debt Financing Document, the Sellers and Iconix agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, stockholders, agents and other representatives and Affiliates (the “Applicable Parties”), that the Debt Financing Source and each of its respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives and Affiliates and each of its successors and assigns, shall be subject to no liability or claims to the Applicable Parties in connection with financing any portion of the Debt Financing or Alternative Financing or in any way relating to this Agreement, any of the transactions contemplated hereby, the Debt Commitment Letter or the Debt Financing (or any Alternative Financing Commitment Letter or Alternative Financing, as applicable), whether at law, in equity, in contract, in tort or otherwise, and hereby waives any rights or claims and agrees not to commence any proceedings against such Persons in connection with this Agreement, any of the transactions contemplated hereby, the Debt Commitment Letter or the Debt Financing (or any Alternative Financing Commitment Letter or Alternative Financing, as applicable) and the Debt Financing Source, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any Applicable Parties in connection with this Agreement, any of the transactions contemplated hereby, the Debt Commitment Letter or the Debt Financing (or any Alternative Financing Commitment Letter or Alternative Financing, as applicable). Nothing in this Section 9.3 shall in any way expand the circumstances in which Purchaser may be liable under this Agreement, any of the transactions contemplated hereby, the Debt Commitment Letter or the Debt Financing (or any Alternative Financing Commitment Letter or Alternative Financing, as applicable).

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

ARTICLE X

MISCELLANEOUS

10.1    Expenses. Except as otherwise provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

10.2    Extension; Waiver. Subject to the express limitations herein, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.3    Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day) and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)    If to Sellers or Iconix, to:

c/o Iconix Brand Group, Inc.

1450 Broadway, 3rd Floor

New York, New York 10018

Attention:    Jason Schaefer

Fax:             (212) 509-5150

email:           jschaefer@iconixbrand.com

with a copy (which shall not constitute notice or service of process) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:    Nazim Zilkha

                    Daren Orzechowski

Fax:             (212) 354-8113

email:          nzilkha@whitecase.com; dorzechowski@whitecase.com

(b)    If to Purchaser or DHX, to:

DHX SSP Holdings LLC

c/o DHX Media Ltd.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1478 Queen Street

Halifax, Nova Scotia B3J 2H7

Attention:    Mark Gosine

Fax:             (902) 422-0752

email:          mark.gosine@dhxmedia.com

with a copy (which shall not constitute notice or service of process) to:

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, CA 90401

Attention:     David Andersen

Fax:              (310) 260-4161

email:           dgandersen@bryancave.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

10.4    Entire Agreement. This Agreement, together with the Exhibits hereto, the Sellers Disclosure Letter and the Purchaser Disclosure Letter, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 10.4 shall not be deemed to be an admission or acknowledgement by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

10.5    Binding Effect; Benefit; Assignment.

(a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Except with respect to Section 10.12, which shall inure to the benefit of the Releasees, all of whom are intended as express third-party beneficiaries thereof, and except as further set forth in Section 10.5(b), no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

(b)    The Debt Financing Source shall be third-party beneficiary of the provisions set forth in Section 9.3, Section 10.5(a), Section 10.6, Section 10.8 and Section 10.11.

10.6    Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement. Section 9.3, Section 10.5(a), Section 10.5(b), Section 10.8, Section 10.11 and this Section 10.6 shall not be amended or otherwise modified in any way that adversely affects the rights of any Debt Financing Source without the prior written consent of the Debt Financing Source.

10.7    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

10.8    Applicable Law.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

10.9    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.10    Specific Enforcement; Limitation on Damages. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties and the third-party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company and/or Sellers to cause Purchaser to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.11    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

10.12    Release. Effective as of the Closing Date, Purchaser, on behalf of itself and its equityholders, Subsidiaries, Affiliates, Representatives, direct and indirect parent companies, managers, officers and directors, and each of their respective successors and assigns (each a “Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each Seller and its past, present and future equityholders, Subsidiaries, Affiliates, Representatives, direct and indirect parent companies, managers, officers and directors (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, arising out of such Seller’s ownership of the Peanuts Interests and IBG Interests and operation of the Businesses, which such Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever on or prior to the Closing Date. Each Releasor agrees not to, and agrees to cause its respective equityholders, Subsidiaries, Affiliates and Representatives, and each of their respective successors and assigns, not to, assert any claim against the Releasees. Notwithstanding the foregoing, Purchaser does not release its rights and interests under this Agreement or the Confidentiality Agreement.

10.13    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.14    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

IN WITNESS WHEREOF, Purchaser and Sellers have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

IBG BORROWER LLC

By:	/s/ Jason Schaefer
Name: Jason Schaefer
Title: Vice President and Secretary

ICON NY HOLDINGS LLC

By:	/s/ John N. Haugh
Name: John N. Haugh
Title: Manager

DHX SSP HOLDINGS LLC

By:	/s/ Dana Landry
Name: Dana Landry
Title: CEO

Solely for Purposes of Section 3.3:

DHX MEDIA LTD.

By:	/s/ Dana Landry
Name: Dana Landry
Title: CEO

Solely for Purposes of Section 3.4:

ICONIX BRAND GROUP, INC.

By:	/s/ John N. Haugh
Name: John N. Haugh
Title: President and CEO

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Signature Page to Membership Interest Purchase Agreement

LIST OF OMITTED SCHEDULES

Exhibits +

Exhibit A. Form of Release

Exhibit B. Form of Transition Services Agreement

Exhibit C. Allocation of Purchase Price Among Sellers

Exhibit D. Notice of Termination of Grants of Transfer of Copyrights under Sections 203 and 304(c)

Exhibit E. Agreement (Re-Grant of Rights Subject to Termination Notice)

Exhibit F. Beagle Scouts Letter Agreement Assignment

Exhibit G. Joinder Agreement

Exhibit H. Parent Joinder Agreement

Exhibit I. Interests Assignment and Assumption Agreement

Exhibit J. Working Capital Calculation Template

+	Omitted pursuant to Item 601(b)(2) of Regulation S-K. Iconix Brand Group, Inc. agrees to furnish to the SEC supplementally a copy of any omitted schedule or exhibit upon request of the SEC.